Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

REPRINTS DESK, INC.

RESEARCH SOLUTIONS ACQUISITION CORP 1,

RESEARCH SOLUTIONS, INC., AS PARENT GUARANTOR,

RESOLUTE INNOVATION, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of July 28, 2023

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and shall not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2023 (this “Agreement”), is among REPRINTS DESK, INC., a Delaware corporation (the “Buyer”), RESEARCH SOLUTIONS ACQUISITION CORP 1, a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Merger Sub”), RESOLUTE INNOVATION, INC., a Delaware corporation (the “Company”), RESEARCH SOLUTIONS, INC., a Nevada corporation, solely for purposes of Section 11.19, below (the “Parent Guarantor”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative hereunder.

RECITALS

WHEREAS, the boards of directors of each of the Buyer, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to Section 251(b) of the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Company’s board of directors has resolved to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the plan of merger contained herein and the Merger, in accordance with the DGCL;

WHEREAS, the Parent Guarantor’s board of directors has approved this Agreement and the transactions contemplated hereby;

WHEREAS, promptly following the execution and delivery of this Agreement, stockholders of the Company representing the Requisite Holders (as defined in Company Certificate of Incorporation) and at least a majority of the outstanding shares of voting capital stock of the Company, through an action by written consent shall adopt this Agreement, approve the Merger and consummation of the transactions contemplated by this Agreement by the requisite vote; and

WHEREAS, the Buyer, Parent Guarantor, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1             Definitions.      For purposes of this Agreement, the following terms have the meanings set forth below.

“Accrued Taxes” means an amount (which shall not be less than zero) equal to the accrued and unpaid Taxes of the Company (whether or not yet due and payable) attributable or payable with respect to any Pre-Closing Tax Period or any portion thereof, including as determined for any Straddle Period under Section 10.2. In the determination of Accrued Taxes, (a) any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP) shall be excluded, (b) estimated Tax payments shall be applied to reduce Accrued Taxes (as otherwise determined) solely to the extent such payments actually reduce the amount of corresponding Taxes payable after the Closing Date, and (c) Accrued Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company unless otherwise required by applicable Law.

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Document” means all agreements, documents, certificates and instruments required to be executed and delivered by a party pursuant to this Agreement.

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Company and their respective operations including (i) the U.S, Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act of 2010, and (iii) antibribery legislation promulgated by the European Union and implemented by its member states.

“Applicable Accounting Principles” means GAAP, applied on a basis consistent with the accounting principles and practices used in the preparation of the Financial Statements; provided, however, that in the event of any inconsistency between GAAP and the consistent application thereof, GAAP shall prevail.

“Applicable Governmental Approvals” has the meaning set forth in Section 3.3.

“Applicable Limitation Date” has the meaning set forth in Section 6.1.

“Applicable Percentage” means, with respect to each Stockholder, as of the date of determination, the quotient (expressed as a percentage and calculated to four decimal points (e.g., 5.4321%)) obtained by dividing (x) the portion of the Merger Consideration previously paid in respect of such Stockholder’s Company Capital Stock, Convertible Notes, and/or In-the-Money Options by (y) the aggregate Merger Consideration previously paid in respect of all Company Securityholders’ Company Capital Stock, Convertible Notes and/or In-the-Money Options.

“Applicable Products/Services” has the meaning set forth in Section 2.12(a).

“Applicable Share Number” means (i) the aggregate number of Preferred Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Common Shares (other than Cancelled Shares) outstanding as of immediately prior to the Effective Time.

“Arnold & Porter” has the meaning set forth in Section 11.18.

“Assumption Notice” has the meaning set forth in Section 6.4(b)(i).

“Back-End Software” means any Owned Intellectual Property that consists of back-end Software tools developed by the Company that are used for internal development by the Company.

“Basket” has the meaning set forth in Section 6.5(a).

“Benefit Arrangement” means any compensation or benefit plan, program, Contract or agreement (other than a Pension Plan or Welfare Plan) including incentive compensation, stock option or other equity-based agreements, bonus, performance award, deferred compensation and supplemental executive compensation plans and employment, severance, retention, retirement, cafeteria, flexible spending account, health or welfare, separation or change of control arrangements, agreements or similar agreements. For the avoidance of doubt, “Benefit Arrangement” does not include any offer letter, employment Contract or similar arrangement with an employee that can be terminated by the Company at-will or by giving notice of thirty (30) calendar days or less without liability of the Company for such termination other than payment for services rendered through the termination date and ordinary course employee benefits through such date.

“Benefit Plan” means each Pension Plan, Multiemployer Plan, Welfare Plan and Benefit Arrangement that the Company or any ERISA Affiliate sponsors, maintains, contributes to, or is required to contribute to, for the benefit of any current or former employee, director, owner, consultant or independent contractor (or any family member of any such individual) of or for the Company or ERISA Affiliate, or with respect to which the Company has any liability, contingent or otherwise.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Delaware are permitted or required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Party” or “Buyer Parties” has the meaning set forth in Section 6.2.

“Buyer Plan” has the meaning set forth in Section 5.1.

“Bylaws” has the meaning set forth in Section 2.4.

“Cancelled Shares” has the meaning set forth in Section 2.7(e).

“Capital Stock” means any and all shares, share capital, interests, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation or company and any and all ownership interests in a Person (other than a corporation or company), including membership interests, capital interests, units, partnership interests, joint venture interests and beneficial interests and any warrants, options, or rights to purchase or convert into any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash” means, as of the Determination Time, all unrestricted cash and cash equivalents (including cash resulting from the clearance of checks received by the Company prior to the Determination Time, whether or not such clearance occurs before, on or after the Determination Time, and net of checks issued by the Company prior to the Determination Time and not cleared prior to the Determination Time) of the Company.

“Certificate of Incorporation” has the meaning set forth in Section 2.4.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Claim” has the meaning set forth in Section 6.4(b).

“Claims Notice” has the meaning set forth in Section 6.4(b)(i).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” has the meaning set forth in Section 2.11(c).

“Closing Common Per Share Merger Consideration” means the Estimated Closing Merger Consideration distributable to the holders of Common Shares as set forth on the Distribution Schedule (if any and as applicable).

“Closing Date” has the meaning forth in Section 2.2(a).

“Closing Per Share Merger Consideration” means the Closing Common Per Share Merger Consideration or the Closing Preferred Per Share Merger Consideration, as applicable.

“Closing Preferred Per Share Merger Consideration” means the Estimated Closing Merger Consideration distributable to the holders of Preferred Shares as set forth on the Distribution Schedule (if any and as applicable).

“Closing Indebtedness” has the meaning set forth in Section 2.11(c).

“Closing Net Working Capital” has the meaning set forth in Section 2.11(c).

“Closing Option Consideration” means the Estimated Closing Merger Consideration distributable to the Optionholders as set forth on the Distribution Schedule.

“Closing Unpaid Transaction Expenses” has the meaning set forth in Section 2.11(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Common Shares as set forth on the Distribution Schedule plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Common Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Common Shares (as set forth on the Distribution Schedule) under Section 2.11(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Common Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Common Shares (as set forth on the Distribution Schedule) under Section 6.6.

“Common Shares” means the shares of Common Stock.

“Company Capital Stock” means Common Stock, Series Seed Preferred Stock, Series A Preferred Stock and Series A-1 Preferred Stock.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph.

“Company Certificate of Incorporation” has the meaning set forth in Section 7.2(d).

“Company Data” means all Personal Information, as well as all sensitive or confidential information and data (whether data or information of the Company, its customers, or other Persons and whether in electronic or any other form or medium), and any data gathered from third party sources (including, open source data) that is collected, processed, stored, accessed, shared, distributed, transferred, disclosed, integrated into Products/Services or any of the Company Systems, or is otherwise in the possession, custody, or control of the Company.

“Company Intellectual Property” has the meaning set forth in Section 3.19(d).

“Company Participants” has the meaning set forth in Section 5.1.

“Company Privacy Policies” has the meaning given to it in the definition of Data Privacy and Security Requirements.

“Company Securityholder” means a holder of Company Capital Stock, Convertible Notes, and/or Options as of immediately prior to the Effective Time (but prior to the cancellation of any of the foregoing in exchange for Merger Consideration pursuant to the terms of this Agreement).

“Company Stockholder Approval” means the adoption of this Agreement by (i) the holders of at least a majority of the outstanding Shares entitled to vote in accordance with the DGCL and the Organizational Documents of the Company and (ii) the holders of a majority of the outstanding Preferred Shares in accordance with the Organizational Documents of the Company.

“Company Systems” means all Software, systems, servers, websites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services that are used in the current operations of the Company, including any of the foregoing that are operated for the benefit of the Company by, or subject to contractual commitments with, third parties (i.e., Software-as-a-Service).

“Confidentiality Agreement” means that certain confidentiality agreement dated as of October 14, 2022 by and between the Buyer and the Company.

“Contract” means any written or unwritten agreement, contract, obligation, note, mortgage, license, or undertaking that is legally binding.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise, and the terms “Controlled” and “Controlling” have meanings correlative thereto.

“Controlling Party” has the meaning set forth in Section 6.4(b)(iii).

“Convertible Notes” means the outstanding convertible promissory notes issued by the Company that are convertible into Capital Stock of the Company, each of which is set forth on Exhibit 1.1(a).

“Convertible Securities” has the meaning set forth in Section 3.4(a).

“D&O Indemnified Parties” has the meaning set forth in Article VIII.

“D&O Tail Policy” has the meaning set forth in Article VIII.

“Data Privacy and Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to artificial intelligence, privacy, security, consumer protection (including unfair and/or deceptive trade practices), or security breach notification requirements applicable to the Company, the Products/Services or any Company Data: (i) the Company’s own rules, policies, procedures, and public statements (“Company Privacy Policies”); (ii) all applicable Laws, including security, consumer protection, data protection, use, disclosure, destruction and privacy Laws, including the CAN-SPAM Act, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the General Data Protection Regulation (EU) 2016/679 (and all derivations and implementations thereto) (“GDPR”), the UK GDPR, the California Consumer Privacy Act (and all amendments thereto) and any other similar state Laws of the United States, the Health Insurance Portability and Accountability Act, as well as all applicable requirements set forth in guidelines published by applicable regulatory bodies, including the Federal Trade Commission, European Union and United Kingdom data protection authorities and the European Data Protection Board; and (iii) industry standards applicable to the industry in which the Company operates or to data in the Company’s possession, custody, or control, including the Payment Card Industry Data Security Standard and any associated card brand rules.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of any Company Data.

“Data Room” means those certain virtual data rooms maintained by Dropbox with folder name “Resolute + RSSS – Data Room” and with folder name “Resolute + RSSS – HR Data Room” and made available to the Buyer and its Representatives in connection with the transactions contemplated by this Agreement.

“Deferred Revenue Adjustment Amount” means $306,157.76.

“Determination Time” means 12:01 a.m. Eastern Time on the Closing Date.

“DGCL” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 6.4(a).

“Disclosure Schedule” has the meaning set forth in Article IX.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“Distribution Schedule” has the meaning set forth in Section 2.11(b).

“Distribution Spreadsheet” has the meaning set forth in Section 2.11(b).

“Earnout Amount” has the meaning set forth in Section 2.12(a).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Eligible Claim” has the meaning set forth in Section 6.5(a).

“Eligible Claim Threshold” has the meaning set forth in Section 6.5(a).

“Ending Annual Recurring Revenue” has the meaning set forth in Section 2.12(a).

“Enterprise Value” means $3,215,000.

“Environmental Law” means any Law relating to pollution or protection of the environment, human health or safety (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

“Equity Incentive Plan” means the Resolute Innovation, Inc. 2016 Equity Incentive Plan, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is or, at the relevant time was, treated as a single employer with the Company under Code Section 414(b), (c), (m) or (o).

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof and entered into by and among the Buyer, the Stockholder Representative and the Escrow Agent.

“Escrow Account” has the meaning set forth in Section 2.10(a)(iv).

“Escrow Amount” has the meaning set forth in Section 2.10(a)(iv).

“Escrow Release Date” has the meaning set forth in Section 6.6(a).

“Estimated Cash” has the meaning set forth in Section 2.11(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.11(a).

“Estimated Closing Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Excess, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Shortfall, if any, minus (vi) the Escrow Amount, minus (vii) the Purchase Price Adjustment Holdback Amount, minus (viii) the Estimated Unpaid Transaction Expenses, minus (ix) the Stockholder Representative Expense Amount.

“Estimated Net Working Capital” has the meaning set forth in Section 2.11(a).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.11(a).

“Excess” has the meaning set forth in Section 2.11(h)(iii).

“Excluded Tax Liabilities” means, irrespective of when asserted: (a) any Taxes of the Company imposed with respect to any Pre-Closing Tax Period or any portion thereof, including (i) all Taxes of the Company arising in connection with the consummation of the transactions contemplated by this Agreement (except for any Transfer Taxes, which are covered in clause (c) of this definition), and (ii) any Taxes allocated to the Pre-Closing Tax Period portion of any Straddle Period under Section 10.2; (b) Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract, which Taxes relate to an event or transaction occurring before the Closing; (c) all Transfer Taxes that are the responsibility of Stockholders pursuant to Section 10.3; (d) any Taxes of any Stockholder for any Tax period (except for Transfer Taxes, which are covered in clause (c) of this definition); and (e) any Loss attributable to any breach or violation of, or failure to fully perform any covenant, agreement, undertaking or obligation of the Stockholder Representative in Article X.

“Final Closing Statement” has the meaning set forth in Section 2.11(c).

“Final Closing Merger Consideration” has the meaning set forth in Section 2.11(h)(i).

“Financial Statements” means the internally prepared balance sheets, statements of cash flow, and statements of profit and loss of the Company as of and for the fiscal years ended December 31, 2021 and December 31, 2022.

“First Cap” has the meaning set forth in Section 6.5(b).

“First Earnout Payment Date” has the meaning set forth in Section 2.12(b).

“Forward-Looking Statements” has the meaning set forth in Section 5.3.

“Fundamental Representations” means the representations and warranties set forth in: (i) Section 3.1 (Organizational Matters), (ii) Section 3.2 (Authority and Enforceability), (iii) Section 3.4 (Capitalization and Transfer Restrictions), (iv) Section 3.9 (Taxes), (v) subsections (a) through   (j) of Section 3.19 (Intellectual Property) and (vi) Section 3.24 (Brokers).

“Fraud” means actual and intentional common law fraud under Delaware Law with respect to the making of the representations and warranties (a) by a party to this Agreement with respect to the representations and warranties expressly made by such party as set forth in this Agreement or (b) by a Stockholder with respect to the representations and warranties expressly made by such Stockholder in such Stockholder’s respective Letter of Transmittal.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GDPR” has the meaning set forth in the definition of “Data Privacy and Security Requirements”.

“Governmental Authority” means the United States, or any nation, state, country, provincial, county, city, town, village, local or foreign jurisdiction or government, or any subdivision, agency or authority of any thereof or any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, authority (including any Tax authority), department, official or entity and any court or tribunal) or any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, having competent jurisdiction over the Company, the Buyer, Merger Sub or the transactions contemplated by this Agreement, as applicable.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Guarantee” means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person (except for endorsement of drafts for deposit and collection in the ordinary course of business), or (ii) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (A) to pay the Indebtedness of such other Person, (B) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (C) to maintain the capital, working capital, solvency or general financial condition of such other Person.

“In-the-Money Options” means each Option that has not been exercised prior to the Effective Time with a per share exercise price that is less than the aggregate Option Consideration previously paid and/or payable with respect to such Option in accordance with the Distribution Schedule.

“Indebtedness” means, as at the Determination Time, any liability of the Company, without duplication, (i) for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (but excluding, for the avoidance of doubt, accounts and trade payables, provided that such accounts and trade payables (A) are not interest bearing and (B) are not secured by any Lien on any assets of the Company), (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or other similar instrument (including a purchase money obligation) or debt security, (iv) for the payment of money relating to leases whether or not under GAAP required to be classified as capitalized lease obligations with respect to which the Company is liable as lessee, (v) created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (vi) secured by a Lien on the Company’s assets, other than Permitted Liens, (vii) for the deferred purchase price of equity, property or assets or services (including any earnout or similar liabilities, but not including obligations under operating leases or accounts and trade payables, provided that such accounts and trade payables (A) are not interest bearing and (B) are not secured by any Lien on any assets of the Company), (viii) all obligations of the Company under interest rate protection agreements, foreign currency exchange agreements or other interest or exchange hedging agreements, (ix) any portion of a PPP Loan which is not forgiven as of the Determination Time or is otherwise required to be repaid (including any amounts that were initially forgiven), (x) the Deferred Revenue Adjustment Amount, (xi) the Convertible Notes and any other liabilities to a Stockholder or Affiliate thereof (including any declared but unpaid dividends or distributions) that is not eliminated or settled prior to the Closing, (xii) any overdue payroll obligations for prior payroll periods and the corresponding employer portion of any employment, payroll, social security, unemployment or other similar Taxes related to such amounts, (xiii) Accrued Taxes, (xiv) in respect of interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (xiii), (xv) all indebtedness referred to in the foregoing clauses (i) through (xiv) of a third Person that is subject to a Guarantee by the Company, (xvi) any amounts owed by the Company pursuant to that certain Invoice Factoring Agreement dated February 16, 2023, by and between the Company and Gure Capital, LLC, including the Assignment and Transfer of Accounts Receivable agreements entered into between the Company and Gure Capital, LLC pursuant thereto), and (xviii) those items set forth on Exhibit 1.1(b). Indebtedness shall not, however, include accounts payable to trade creditors; provided that such accounts payable (A) are not interest bearing and (B) are not secured by any Lien on any assets of the Company. For the avoidance of doubt, Indebtedness shall include any trade payables or other accounts payable that are interest bearing and/or are secured by Liens on any assets of the Company. Further, and without limiting the generality of the foregoing, Indebtedness shall not include any liabilities to the extent included in Net Working Capital or Transaction Expenses.

“Indemnified Liabilities” means (i) Indebtedness that is not satisfied in connection with the Closing, (ii) Unpaid Transaction Expenses, (iii) all Excluded Tax Liabilities, and (iv) any claim made by or on behalf of any Company Securityholder relating to such Person's rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Distribution Schedule.

“Independent Accounting Firm” has the meaning set forth in Section 2.11(e).

“Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 6.4.

“Indemnifying Party” and “Indemnifying Parties” have the meaning set forth in Section 6.4.

“Initial Earnout Amount” has the meaning set forth in Section 2.12(a).

“Initial Earnout Notice of Objection” has the meaning set forth in Section 2.12(a).

“Initial Earnout Statement” has the meaning set forth in Section 2.12(a).

“Insurance Policies” has the meaning set forth in Section 3.8.

“In-Licenses” means all Contracts, including all licenses, franchises, permits, covenants not to sue or other agreements under which the Company has acquired any rights with respect to any Intellectual Property owned by another person.

“Intellectual Property” means any and all right, title and interest in intellectual property or other proprietary rights, whether protected, created or arising in any jurisdiction throughout the world or pursuant to any international convention or Governmental Authority, including the following, collectively: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), design rights, all improvements thereto, and all foreign or domestic design patents, utility patents and applications therefor, including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, post grant proceedings, amendments made during inter partes review or restorations of any of the foregoing, and other issued indicia of invention ownership (including certificates of invention, petty patents, industrial design registrations and utility models); (ii) all trademarks, service marks, trade names, trade dress, product names, logos, internet domain names and other indicia of source or origin (whether registered or unregistered) and all applications, registrations and renewals in connection therewith and all goodwill connected with the use of and symbolized by the foregoing; (iii) all internet domain registrations, URLs, websites, social media accounts and handles, other addresses for use on the Internet, and all content and data thereon or relating thereto; (iv) all published and unpublished works of authorship, copyrights, copyrightable works, Software, other rights associated with the foregoing, including moral and attribution rights, and all applications, registrations and renewals in connection therewith (if any); (v) all trade secrets, know how, rights of publicity and privacy, shop and royalty rights, compositions and other confidential proprietary technical, business and other information including production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial marketing and business data, and confidential information; (vi) all other intellectual property rights under any laws throughout the world; (vii) all causes of action, claims and rights to recover remedies for any past, present or future infringement or other violation of any of the foregoing; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Interim Financial Statements” means the internally prepared balance sheets, statements of cash flow and statements of profit and loss of the Company for the five-month period ended May 31, 2023.

“Interim Financial Statements Date” means May 31, 2023.

“IRS” means the Internal Revenue Service.

“IP Assignment Agreement” means any Contract entered into in the ordinary course of business pursuant to which an employee or contractor of the Company assigned such Person’s rights in or to any Intellectual Property to the Company, provided that such Contract does not include any other license, franchise, permit, covenant not to sue or agreement with respect to Intellectual Property.

“Key Customer” has the meaning set forth in Section 3.20(a).

“Key Supplier” has the meaning set forth in Section 3.20(b).

“Knowledge”, “to the Company’s Knowledge”, “Knowledge of the Company” or similar words or phrases means those matters actually known, or matters which would have been known, after reasonable inquiry (regardless of whether such reasonable inquiries are made), by Steven Goldstein or Maks Grinman.

“Law” means any applicable federal, state, local, municipal, foreign, national, international, multinational or other administrative order, constitution, law (whether civil, criminal or administrative), ordinance, principle of common law, code, rule, regulation, decree, civil code, instrument, subordinate legislation, by-law, statute, treaty or other legislative measure enacted, promulgated, entered into or imposed by a Governmental Authority including judicial decisions involving the Company applying or interpreting any such Law.

“Leased Real Estate” means all real property leased or subleased by the Company.

“Letter of Transmittal” and “Letters of Transmittal” has the meaning set forth in Section 2.9(b).

“Licenses” means, collectively, the Out-Licenses and In-Licenses.

“Liens” means any charge, claim, mortgage, pledge, lien, judgment, option, security interest, lease, license, title defect, title retention agreement, voting trust agreement, or similar restriction or limitation including a restriction on the right to transfer, sell or otherwise dispose of any property or Capital Stock.

“Loss” and “Losses” means all losses, including diminution in value, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of Third Party Claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing), but expressly excluding (a) punitive, special or exemplary damages or (b) damages that are not, as of the Closing Date, reasonably foreseeable as a result of any inaccuracy or breach by the Indemnifying Party of its representations and warranties under this Agreement (except, with respect to both clauses (a) and (b), to the extent a component of damages are payable or incurred by an Indemnified Party in connection with a Payable Claim that (i) is a Third Party Claim or (ii) arises from any Fraud by the Indemnifying Party).

“Majority Holders” has the meaning set forth in Section 2.13(c).

“Material Contracts” has the meaning set forth in Section 3.11(b).

“Measurement Time” has the meaning set forth in Section 2.12(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Merger Consideration” means the Estimated Closing Merger Consideration, plus the Earnout Amount, as finally determined in accordance with Section 2.12 (if any), plus the amounts paid to pay off the Convertible Notes, plus the amount (if any) paid to the Payments Administrator for delivery to the Company Securityholders under Section 2.11(h)(ii), (iii) or (iv), minus the Shortfall (if any), plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the Company Securityholders under Section 6.6, plus the Stockholder Representative Expense Amount, in each case, subject to the other adjustments and distributions contemplated by this Agreement.

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of the Determination Time and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company that are included in the line item categories of current assets specifically identified on Exhibit 1.1(c), minus (ii) the current liabilities of the Company that are included in the line item categories of current liabilities specifically identified on Exhibit 1.1(c). In no event shall Net Working Capital include any amounts with respect to Cash, Indebtedness, Unpaid Transaction Expenses or any deferred revenue with respect to any customer arrangement.

“Net Adjustment Amount” has the meaning set forth in Section 2.11(h)(i).

“Non-Controlling Party” has the meaning set forth in Section 6.4(b)(iii).

“Non-Disclosure Agreement” means any Contract entered into in the ordinary course of business that contains confidentiality and/or non-disclosure provisions with respect to applicable information disclosed by any party to such Contract, provided that such Contract does not include any other license, franchise, permit, covenant not to sue, or other agreement with respect to Intellectual Property.

“Nonparty Affiliates” has the meaning set forth in Section 11.9.

“Notice of Disagreement” has the meaning set forth in Section 2.11(d).

“Off the Shelf Software” has the meaning set forth in Section 3.19(b).

“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to: (i) the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “share alike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Optionholder” means a holder of an Option.

“Options” has the meaning set forth in Section 3.4(a).

“Option Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement (including in Section 6.7), of the Final Closing Merger Consideration paid to the Payments Administrator for delivery to the Optionholders (determined in accordance with the methodology set forth on the Distribution Schedule), plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the Optionholders (determined in accordance with the methodology set forth on the Distribution Schedule), plus the portion of the Purchase Price Adjustment Holdback Amount (if any) paid to the Payments Administrator for delivery to the Optionholders (determined in accordance with the methodology set forth on the Distribution Schedule) under Section 2.11(h)(iii) or (iv), plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the Optionholders (determined in accordance with the methodology set forth on the Distribution Schedule) under Section 6.6.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict, entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, articles of association, certificate of formation, partnership agreement, limited liability company agreement, formation agreement, trust agreement, register of members or shareholders and other similar organizational documents of such entity.

“Out-Licenses” means all Contracts, including all licenses, franchises, permits, covenants not to sue or other agreements under which the Company has granted rights with respect to any Intellectual Property to any Person.

“Overall Cap” has the meaning set forth in Section 6.5(b).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by or developed for or on behalf of the Company.

“Payments Administrator” has the meaning set forth in Section 2.9(a).

“Payoff Letters” has the meaning set forth in Section 2.10(a)(ii).

“Pandemic Matters” means any outbreak, epidemic, pandemic, health crisis or public health event, including with respect to coronavirus (a/k/a COVID-19) or any variation, adaption or mutation thereof, and including any “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law or recommendations by any Governmental Authority in response to the foregoing.

“Payable Claim” has the meaning set forth in Section 6.4(c).

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.

“Per Share Merger Consideration” means (i) with respect to Common Shares, the Common Per Share Merger Consideration, (ii) with respect to Series A Preferred Shares, the Series A Preferred Per Share Merger Consideration, (iii) with respect to Series A-1 Preferred Shares, the Series A-1 Preferred Per Share Merger Consideration, and (iv) with respect to Series Seed Preferred Shares, the Series Seed Preferred Per Share Merger Consideration.

“Permitted Liens” means (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over real property that do not materially interfere with the present use of the real property by the Company, (v) any interest or title of a lessor under an operating lease, and (vi) non-exclusive licenses to Intellectual Property entered into in the ordinary course of business and listed on Schedule 3.19(b).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information,” “personal data” or “PII”) in the Company’s internal or external policies or other public-facing statements, all information regarding or capable of being associated with an individual person or device, including: (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data); (ii) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (iii) Internet Protocol addresses, unique device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person and includes information in any form, including paper, electronic and other forms.

“PPP Loan” means any Paycheck Protection Program loan obtained by the Company under the CARES Act.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such Tax period through and including the Closing Date.

“Preferred Shares” means, collectively, the Series A Preferred Shares, Series A-1 Preferred Shares and Series Seed Preferred Shares.

“Preliminary Closing Statement” has the meaning set forth in Section 2.11(a).

“Proceeding” means any action, arbitration, hearing, investigation, charge, complaint, grievance, inquiry, litigation or suit (whether civil, criminal or administrative), commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Products/Services” means all products and services currently or at any time previously sold, marketed, provided or developed by the Company, or by any predecessor of the Company, or that have borne a trademark of the Company.

“Protected Company Communications” has the meaning set forth in Section 11.18.

“Purchase Price Adjustment Holdback Amount” has the meaning set forth in Section 2.10(a)(v).

“Real Property Lease” means all leases, subleases and other Contracts pursuant to which the Company holds or has the right to occupy any Leased Real Estate owned by a third Person.

“Representatives” means, with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Representative Losses” has the meaning set forth in Section 2.13(b).

“RSU” means each outstanding restricted stock unit awarded under the Equity Incentive Plan.

“Second Cap” has the meaning set forth in Section 6.5(b).

“Series A Preferred Shares” means the shares of Series A Preferred Stock.

“Series A-1 Preferred Shares” means the shares of Series A-1 Preferred Stock.

“Series Seed Preferred Shares” means the shares of Series Seed Preferred Stock.

“Series A Preferred Per Share Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Series A Preferred Shares as set forth on the Distribution Schedule plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Series A Preferred Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Series A Preferred Shares (as set forth on the Distribution Schedule) under Section 2.11(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Series A Preferred Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Series A Preferred Shares (as set forth on the Distribution Schedule) under Section 6.6.

“Series A-1 Preferred Per Share Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Series A-1 Preferred Shares as set forth on the Distribution Schedule plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Series A-1 Preferred Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Series A-1 Preferred Shares (as set forth on the Distribution Schedule) under Section 2.11(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Series A-1 Preferred Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Series A-1 Preferred Shares (as set forth on the Distribution Schedule) under Section 6.6.

“Series Seed Preferred Per Share Merger Consideration” means the sum (if any and as applicable), and subject to the adjustments and distributions contemplated by this Agreement, of the Estimated Closing Merger Consideration paid to the Payments Administrator for delivery to the holders of Series Seed Preferred Shares as set forth on the Distribution Schedule plus the Earnout Amount (if any) paid to the Payments Administrator for delivery to the holders of Series Seed Preferred Shares as set forth on the Distribution Schedule, plus the amount (if any) paid to the Payments Administrator for delivery to the holders of Series Seed Preferred Shares (as set forth on the Distribution Schedule) under Section 2.11(h)(ii), (iii) or (iv), minus the portion of the Shortfall (if any) that is payable to Buyer by the holders of Series Seed Preferred Shares, plus the portion of the Escrow Amount actually released from the Escrow Account to the Payments Administrator for further payment to the holders of Series Seed Preferred Shares (as set forth on the Distribution Schedule) under Section 6.6.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.0001 per share, of the Company.

“Shares” means the Common Shares, the Series A Preferred Shares, the Series A-1 Preferred Shares and the Series Seed Preferred Shares.

“Shortfall” has the meaning set forth in Section 2.11(h)(iii).

“Software” means any and all (i) computer programs, including any and all software implementations or algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) all documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) the content and information contained in any website.

“Stockholder” means the holder of any Shares.

“Stockholder Representative” has the meaning set forth in Section 2.13(a).

“Stockholder Representative Expense Amount” means an amount equal to $227,430.59.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subject Securities” has the meaning set forth in Section 3.4(a).

“Subsidiary” means, with respect to any Person (i) any corporation more than fifty percent (50%) of whose equity interest is owned by such Person directly or indirectly through one or more subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other Person in which such Person directly or indirectly through one or more subsidiaries has more than a fifty percent (50%) equity interest.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means $0.

“Tax” means (i) any federal, state, local or foreign tax, assessment, fee, levy or other charge of any kind whatsoever imposed by any Governmental Authority whether or not disputed, including any income, corporation, franchise, branch profits, gross receipts, capital gains, value-added, sales, use, property, transfer, payroll, employment, unemployment, social security (or similar), production, ad valorem, registration, profits, license, lease, service, service use, estimated, excise, severance, environmental, stamp, occupation, premium, real property gains, windfall profits, customs, duties, escheat or unclaimed property obligations or withholding tax, (ii) any fine, penalty, interest, or addition to tax with respect thereto and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of transferee or successor liability, Contract, operation of Law, or Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof of any analogous or any similar provision of Law).

“Tax Claim” has the meaning set forth in Section 10.6.

“Tax Return” means any return, declaration, report, claim for refund or relief, accounts, computation, election or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 3.9(g).

“Third Party Claim” has the meaning set forth in Section 6.4(b).

“Transaction Expenses” means all of the fees, cost and expenses either incurred prior to the Closing or arising out of Contracts existing prior to the Closing (but only to the extent the fees, costs and expenses are incurred prior to the Closing and do not first arise at or under the direction of the Buyer or its Affiliates, including the Surviving Corporation), in either case, that are payable by the Company in connection with the preparation, execution and consummation of this Agreement, including (i) attorneys’, accountants’, tax, professional, investment banking, consulting and other advisors’ fees and expenses, (ii) the cost of the Data Room, (iii) 50% of the cost of the D&O Tail Policy (provided, however, if the cost of the D&O Tail Policy exceeds $20,000, then the amount included as a Transaction Expense shall be equal to the sum of (A) such excess amount, plus (B) $10,000), (iv) any closing or transaction fees payable by the Company as a result of the transactions contemplated herein, (v) all amounts due under any unit appreciation rights, phantom equity or similar payments as a result of the consummation of the transactions contemplated by this Agreement, (vi) all amounts due for stay bonuses, sale bonuses, success, change of control or similar bonuses, retention payments or similar payments payable to any officer, director, employee, independent contractor, consultant or other Person as a result of the consummation of the transactions contemplated by this Agreement, (vii) the employer portion of any employment, payroll, social security, or similar Taxes attributable to the amounts payable in respect of the foregoing clauses (v) and (vi), (viii) any Transfer Taxes payable as a result of the transactions contemplated by this Agreement that are the responsibility of the Stockholders under Section 10.3, and (ix) any and all costs and expenses of obtaining the consents required under Section 7.2(i). In addition, “Transaction Expenses” will include 50% of all costs and expenses related to the Escrow Agreement. Buyer shall bear the remaining 50% of the costs and expenses related to the Escrow Agreement and D&O Tail Policy (provided, however, that the Buyer’s costs and expenses for the D&O Tail Policy shall not exceed $10,000), and the portion of the Transfer Taxes that are the responsibility of Buyer under Section 10.3.

“Transaction Party” has the meaning set forth in Section 11.9.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, conveyance, excise, value added and any other similar Taxes and fees (including any penalties and interest thereon).

“Unpaid Transaction Expenses” means the amount of any Transaction Expenses that remain unpaid as of the Determination Time or result from the Closing (to the extent not already included in the determination of Net Working Capital or in Indebtedness).

“Unresolved Claim” has the meaning set forth in Section 6.6(a).

“Welfare Plan” means any employee welfare benefit plan as defined in Section 3(1) of ERISA.

“Work Product” means, with respect to a Person, all tangible and intangible work product developed within the scope of the Person’s service to, or engagement or employment by, the Company.

“Working Capital Excess” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Shortfall” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

“401(k) Plan” has the meaning set forth in Section 5.4.

“401(k) Plan Termination Date” has the meaning set forth in Section 5.4.

ARTICLE II

THE MERGER

2.1             The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with DGCL, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, and (b) the Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the Laws of the State of Delaware as a wholly owned Subsidiary of the Buyer. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to herein as the “Surviving Corporation”.

2.2            Closing; Effective Time.

(a)            The closing of the Merger (the “Closing”) shall be conducted telephonically and through the exchange via electronic means of executed copies of the documents to be delivered at the Closing, at 10:00 a.m., Eastern Time, on the date hereof (the “Closing Date”).

(b)            As soon as practicable on the Closing Date, the parties (other than the Stockholder Representative) shall cause a certificate of merger, substantially in the form attached as Exhibit 2.2(b) to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties (other than the Stockholder Representative) shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.

2.3            Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of DGCL.

2.4            Certificate of Incorporation and Bylaws. At the Effective Time, (a) by virtue of the Merger, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, and (b) the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (the “Bylaws”), and as so amended shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

2.5            Directors; Officers. The parties (other than the Stockholder Representative) shall take all actions necessary such that, from and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6            Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out the transactions contemplated by this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

2.7            Conversion of Shares; Conversion of Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the Buyer, Merger Sub, the Company or any Stockholder or any shares of capital stock of Merger Sub:

(a)            Each Series A Preferred Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Series A Preferred Per Share Merger Consideration, in cash, without interest;

(b)            Each Series A-1 Preferred Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Series A-1 Preferred Per Share Merger Consideration, in cash, without interest;

(c)            Each Series Seed Preferred Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Series Seed Preferred Per Share Merger Consideration, in cash, without interest;

(d)            Each Common Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive the Common Per Share Merger Consideration, in cash, without interest;

(e)            Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries (if any) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor (the “Cancelled Shares”);

(f)            All Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time, shall become fully vested, and each Option shall be canceled, shall cease to exist and, to the extent such Option is or becomes an In-the- Money Option, shall be converted into only the right to receive the portion of the Option Consideration (as set forth on the Distribution Schedule), in cash, without interest and less any applicable Taxes required to be withheld; and

(g)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

For the avoidance of doubt, any Option that is not, or does not become, an In-the-Money Option shall not be entitled to receive any of the Merger Consideration.

2.8            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive any Per Share Merger Consideration unless and until such Stockholder fails to perfect or withdraws or otherwise loses his/her/its right to appraisal and payment under Section 262 of the DGCL. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses such right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the applicable Per Share Merger Consideration, if any, to which such Stockholder is entitled, without interest. The Company shall give the Buyer (a) reasonably prompt notice of any demands received by the Company for appraisal of Shares pursuant to the DGCL, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Buyer, or as required under applicable Law, make any payment with respect to, or settle or offer to settle, such demands.

2.9             Payments Administrator; Letter of Transmittal.

(a)            Contemporaneously with the execution of this Agreement, the Buyer and Stockholder Representative shall engage Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator, as payments administrator in connection with the Merger (the “Payments Administrator”) pursuant to a payments administration agreement (the “Payments Administration Agreement”) providing for, among other things, the matters set forth in this Section 2.9 and otherwise reasonably satisfactory to the Stockholder Representative and the Buyer. At or prior to the Effective Time, the Buyer shall deposit with the Payments Administrator, for the benefit of the Stockholders, cash in an amount equal to the Estimated Closing Merger Consideration. For purposes of determining the Estimated Closing Merger Consideration to be made available, the Buyer shall assume that no Stockholder will perfect any right to appraisal of Shares. The expenses of the Payments Administrator shall be paid by the Stockholder Representative and shall be recoverable from the Stockholder Representative Expense Amount (to the extent available therein).

(b)            As promptly as practicable following the date hereof and in any event not later than two (2) Business Days thereafter, the Buyer shall instruct the Payments Administrator, pursuant to the Payments Administration Agreement, to deliver to each Stockholder of record whose Shares are to be converted into the right to receive the consideration described in Section 2.7, (i) a letter of transmittal in the form attached hereto as Exhibit 2.9(b) (each, a “Letter of Transmittal”, and collectively, the “Letters of Transmittal”) and (ii) instructions for use in effecting the surrender of the Shares for payment therefor. The parties expressly acknowledge and agree that the receipt of such Letters of Transmittal, and the obligations set forth therein, were expressly considered and relied upon in the Buyer’s and Merger Sub’s decision to enter into this Agreement and pay the consideration set forth herein, and that a Stockholder’s receipt of (and right to receive) any Merger Consideration (including any Estimated Closing Merger Consideration) hereunder shall be conditioned upon such Stockholder’s delivery of a Letter of Transmittal to the Payments Administrator. The parties also expressly acknowledge and agree that an Optionholder’s receipt of (and right to receive) any Merger Consideration (including any Estimated Closing Merger Consideration) hereunder shall be conditioned upon such Optionholder’s delivery of an Acknowledgement and Appointment of Stockholder Representative to the Payments Administrator.

2.10            Closing Payments.

(a)            At the Closing, the Buyer shall:

(i)             deposit with the Payments Administrator, an amount as specified in Section 2.9(a);

(ii)            pay on behalf of the Company, or cause the Surviving Corporation to pay, by wire transfer of immediately available funds to the bank accounts or accounts designated by the respective payee in writing no later than five (5) Business Days prior to the Closing Date: (A) to each lender or holder of Indebtedness identified on the Preliminary Closing Statement and outstanding as of immediately prior to the Effective Time, the amount of Indebtedness owed to such lender or holder, which amount is set forth in the applicable payoff letter (or similar release upon payment) received from such lender or holder in a form reasonably satisfactory to the Buyer, in exchange for such lender’s or holder’s release of its Liens upon the assets of the Company and release of the Company from any obligations under such Indebtedness (collectively, “Payoff Letters”) and (B) to each Person entitled to any Unpaid Transaction Expenses, the amount of Unpaid Transaction Expenses payable to such Person as set forth in an invoice or other documentation in a form reasonably satisfactory to the Buyer and as identified on the Preliminary Closing Statement;

(iii)           pay to the Stockholder Representative, to the bank account designated by the Stockholder Representative in writing no later than three (3) Business Days prior to the Closing Date, the Stockholder Representative Expense Amount;

(iv)           pay to the Escrow Agent, to the bank account designated by the Escrow Agent in writing no later than three (3) Business Days prior to the Closing Date, to hold in accordance with the Escrow Agreement (the “Escrow Account”), an amount equal to $400,000 (the “Escrow Amount”) to secure the Stockholders’ obligations under Article VI and Section 2.11(h); and

(v)            retain an amount equal to $150,000 (the “Purchase Price Adjustment Holdback Amount”) to secure the Stockholders’ obligations under Section 2.11(h).

(b)            If a Stockholder delivers to the Payments Administrator a duly executed Letter of Transmittal no later than three (3) Business Days prior to the Closing, then such Stockholder shall be entitled to receive in exchange therefor, from the Payments Administrator at the Effective Time to such bank account or accounts as may be designated in writing by the party entitled to such payment in its Letter of Transmittal, an amount in cash equal to the applicable Closing Per Share Merger Consideration for the Shares surrendered pursuant to such Letter of Transmittal, without interest, and such Shares shall, at the Closing, be cancelled. If a Stockholder does not submit such Stockholder’s duly executed Letter of Transmittal on or before three (3) Business Days prior to the Closing, then upon surrender thereafter of Shares pursuant to a Letter of Transmittal duly executed, the holder of such Shares shall be entitled to receive in exchange therefor from the Payments Administrator, promptly and in no event more than three (3) Business Days after such surrender, an amount in cash equal to: the applicable Closing Per Share Merger Consideration for the Shares surrendered pursuant to such Letter of Transmittal, without interest, and such Shares shall, upon such surrender, be cancelled. If payment in respect of any Share is to be made to a Person other than the Person in whose name such Share is registered, it shall be a condition of payment that the Share so surrendered shall be in proper form for transfer. Until surrendered in accordance with the provisions of this Section 2.10, any Shares (other than any Cancelled Shares or any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the applicable Per Share Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein. For the avoidance of doubt, any holder receiving the applicable Per Share Merger Consideration shall be entitled to any remainder of the Merger Consideration that becomes available to them in accordance with the Distribution Schedule (subject to the Buyer Parties’ setoff rights set forth in Section 6.7, as applicable).

(c)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of Capital Stock thereafter on the records of the Company. If, after the Effective Time, a Share that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) is surrendered to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(d)            All cash paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares shall cease to have any rights with respect to such Shares, except as otherwise provided herein or by applicable Law.

(e)            At any time following the expiration of eighteen (18) months after the final payment of Merger Consideration is made to the Payments Administrator (after giving effect to payments of the Earnout Amount and the final resolution of any pending claims or other disputes relating to Merger Consideration), the Surviving Corporation shall be entitled to require the Payments Administrator to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Payments Administrator and which have not been disbursed to Stockholders, and such funds shall thereafter become the property of the Surviving Corporation. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement upon due surrender of their Shares, without any interest thereon. Any portion of such remaining cash unclaimed by Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

2.11            Estimated Closing Merger Consideration; Final Closing Merger Consideration Adjustments; Distribution Schedule.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good faith estimate of the Company’s: (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Unpaid Transaction Expenses (the “Estimated Unpaid Transaction Expenses”), based on the Company’s books and records and other information available at the Closing, and, with respect to the Estimated Net Working Capital, calculated on a basis consistent with the Applicable Accounting Principles. Prior to the Closing, the Company and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement.

(b)           Concurrently with finalization of the Preliminary Closing Statement under Section 2.11(a), the Company shall deliver to the Buyer a schedule (the “Distribution Schedule”), which Distribution Schedule shall (i) give effect to the distribution schedule set forth in Section 2 of the Company Certificate of Incorporation, (ii) be duly certified by the chief executive officer of the Company, and (iii) include a spreadsheet (the “Distribution Spreadsheet”) accurately setting forth, as of the Closing Date and immediately prior to the Effective Time: (A) the Estimated Closing Merger Consideration, (B) the number of Common Shares and Preferred Shares (broken out by each series of Preferred Shares) which will be outstanding as of immediately prior to the Effective Time, (C) the aggregate Closing Preferred Per Share Merger Consideration (broken down to reflect each series of Preferred Shares), (D) the aggregate Closing Common Per Share Merger Consideration, (E) the aggregate Closing Option Consideration, (F) the amounts payable to each Stockholder at Closing pursuant to this Agreement, and (G) the amounts payable to each Optionholder at Closing pursuant to this Agreement, in each case, if any and as applicable. THE PARTIES AGREE THAT THE BUYER AND MERGER SUB SHALL BE ENTITLED TO RELY ON THE DISTRIBUTION SCHEDULE (INCLUDING THE DISTRIBUTION SPREADSHEET INCLUDED THEREIN) IN MAKING PAYMENTS UNDER THIS ARTICLE II AND THE BUYER AND MERGER SUB SHALL NOT BE RESPONSIBLE FOR DETERMINING SUCH CALCULATIONS OR ALLOCATIONS AMONG THE STOCKHOLDERS AND THE OPTIONHOLDERS IN SUCH DISTRIBUTION SCHEDULE.

(c)            Within ninety (90) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Stockholder Representative (on behalf of all of the Stockholders) a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”), and (iv) Unpaid Transaction Expenses (“Closing Unpaid Transaction Expenses”). The Final Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles.

(d)            The Final Closing Statement shall become final and binding on the sixtieth (60th) day following delivery thereof, unless prior to the end of such period, the Stockholder Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount (if practicable) of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses, as set forth in the Final Closing Statement. The Stockholder Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses not specifically referenced in the Notice of Disagreement, and, absent manifest error, such items and amounts shall not be subject to review in accordance with Section 2.11(e).

(e)            During the thirty (30)-day period following delivery of a Notice of Disagreement by the Stockholder Representative to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Stockholder Representative within such thirty (30)-day period shall be final and binding with respect to such items, and if the Stockholder Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Stockholder Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Stockholder Representative have not resolved all such differences by the end of such thirty (30)-day period, the Buyer and the Stockholder Representative shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses. The Independent Accounting Firm shall be RSM US LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Stockholder Representative and the Buyer. The Buyer and the Stockholder Representative shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Stockholder Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Unpaid Transaction Expenses that are identified as being items and amounts to which the Buyer and the Stockholder Representative have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital is correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Stockholder Representative (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review absent fraud, bad faith or manifest error. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(f)            The costs of any dispute resolution pursuant to this Section 2.11, including the fees and expenses of the Independent Accounting Firm, shall be borne by the Buyer and the Stockholder Representative (on behalf of the Stockholders) in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(g)            The Buyer, the Company and the Stockholder Representative will, and the Buyer will cause the Surviving Corporation to, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Estimated Closing Merger Consideration contemplated by this Section 2.11, afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior written notice, to the personnel, properties, books and records of the Surviving Corporation, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.11. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.11; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(h)            The Estimated Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)             The “Final Closing Merger Consideration” shall be calculated by recalculating the Estimated Closing Merger Consideration using the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Unpaid Transaction Expenses, in each case, as finally determined in accordance with Section 2.11, in lieu of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Unpaid Transaction Expenses and otherwise using the components of the Estimated Closing Merger Consideration as set forth in the definition of Estimated Closing Merger Consideration. For purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Final Closing Merger Consideration minus (B) the Estimated Closing Merger Consideration;

(ii)            If the Net Adjustment Amount is positive, the Estimated Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall pay the Net Adjustment Amount to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule.

(iii)            If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Buyer shall be entitled to retain from the Purchase Price Adjustment Holdback Amount, an amount equal to the Net Adjustment Amount; provided, however, if the amount of the Purchase Price Adjustment Holdback Amount exceeds the Net Adjustment Amount (such excess, the “Excess”), the Buyer shall, within five (5) Business Days of such determination, deliver to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule, an amount equal to the Excess; and (B) if, however, the Purchase Price Adjustment Holdback Amount is less than the Net Adjustment Amount (such difference, the “Shortfall”), then, the Shortfall shall first be satisfied from the Escrow Account and only if the amount in the Escrow Account is not sufficient to satisfy in full the Shortfall, then the remaining Shortfall amount not satisfied by the Purchase Price Adjustment Holdback Amount and the amount in the Escrow Account shall be satisfied from the Stockholders (with each Stockholder paying such Stockholder’s Applicable Percentage of the Shortfall to the Buyer by wire transfer of immediately available funds to an account or accounts designed in writing by the Buyer); and

(iv)            If the Net Adjustment Amount is zero, then the Buyer shall, within five (5) Business Days following such determination, release the Purchase Price Adjustment Holdback Amount to the Payments Administrator for delivery to the Company Securityholders in accordance with the Distribution Schedule.

(i)             Amounts to be paid pursuant to Section 2.11(h) shall not bear interest from the Closing Date to the date of such payment. Payments in respect of Section 2.11(h) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.11 by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the party entitled to such payment at least three (3) Business Days prior to such payment date. With regard to any payments to be made to the Payments Administrator, the Stockholder Representative shall promptly provide a written instruction to the Payments Administrator to distribute such amount to the Company Securityholders in accordance with the Distribution Schedule; provided, however, with respect to any portion thereof payable to Optionholders who are current or former employees of the Company (it being understood that any payments to Optionholders who are not current or former employees of the Company shall be made through the Payments Administrator), to the applicable payroll processor for further distribution to such Optionholders.

2.12         Earnout Merger Consideration.

(a)            On or before forty-five (45) days following the end of the Measurement Time, the Buyer shall prepare and deliver to the Stockholder Representative a statement (the “Initial Earnout Statement”) setting forth the Buyer’s initial determination of the Earnout Amount (the “Initial Earnout Amount”). The Initial Earnout Statement will include a report of all customers using the Applicable Products/Services, which identifies the Applicable Products/Services being used and the amount payable or otherwise attributable thereto and, if applicable, whether Buyer believes any of the Applicable Products/Services and/or amounts payable or attributable thereto do not constitute “Ending Annual Recurring Revenue”, and, if so, an explanation therefor. The Stockholder Representative shall have thirty (30) days after delivery of the Initial Earnout Statement in which to notify the Buyer in writing of its acceptance of the Initial Earnout Statement, including the Initial Earnout Amount, or any objection thereto (the “Initial Earnout Notice of Objection”). The Stockholder Representative and its accountants shall have the right during such thirty (30) day period to review all books and records of the Buyer and the Surviving Corporation related to the Initial Earnout Statement and the Initial Earnout Amount; provided, however, that (i) the Stockholder Representative and such accountants must sign a customary confidentiality agreement reasonably acceptable to the Buyer and Stockholder Representative in advance, which shall, among other restrictions, prohibit the disclosure of any information in such books and records regarding the Buyer, the Surviving Corporation or any of their Affiliates to any other Person (excluding disclosure to the Stockholder Representative of the dollar amounts necessary to confirm or object to the calculation of the Initial Earnout Amount), and (ii) the Buyer, the Surviving Corporation and their Affiliates shall be entitled to redact any such books and records to the extent unrelated to the preparation of the Initial Earnout Statement or the determination of the Initial Earnout Amount. If the Stockholder Representative accepts the Initial Earnout Statement (including the Initial Earnout Amount) or does not submit an Initial Earnout Notice of Objection to the Buyer during such thirty (30) day period (subject to the provision of access to information during such thirty (30) day period as contemplated in the immediately preceding sentence), then the Initial Earnout Amount as set forth in the Initial Earnout Statement shall be final hereunder and binding upon the parties hereto. If the Stockholder Representative submits an Initial Earnout Notice of Objection during such thirty (30) day period and within twenty (20) days after receipt thereof the Buyer does not object to the adjustment requested thereby, then the Initial Earnout Amount as set forth in the Initial Earnout Notice of Objection shall be final hereunder and binding upon the parties hereto. If the Buyer objects within such twenty (20) day period, (x) the disputed items shall be submitted for review and final determination by the Independent Accounting Firm pursuant to this Section 2.12 and the dispute resolution principles set forth in Section 2.11 and (y) the portion of the Initial Earnout Amount that is not in dispute shall be treated as finally determined, triggering an initial payment under Section 2.12(b), subject to further adjustment upon resolution of the disputed items as set forth in Section 2.12(b). The Earnout Amount shall be the Initial Earnout Amount as finally determined pursuant to this Section 2.12(a) (including the application of Section 2.11(e), if necessary) and shall be determined and payable in accordance with the remaining provisions of this Section 2.12. The “Earnout Amount” means an amount equal to: (1) the product of (A) three and one-half (3.5) multiplied by (B) Ending Annual Recurring Revenue, minus (2) the Enterprise Value. The term “Ending Annual Recurring Revenue” means the annual amount of revenue under Contract as of the Measurement Time, pursuant to written subscription agreements (or similar written agreements) that are as of such time in full force and effect (i.e., such written subscription agreements have not been terminated and are active as of the Measurement Time) by and between the Surviving Corporation or any of its Affiliates (including Buyer), on one hand, and the counterparty thereto, on the other hand, that provides for the license of the Applicable Products/Services (as defined below), including the cross-sell component of revenue derived from upgrades to the Buyer’s and its Affiliates’ customers adding or bundling the Applicable Products/Services with new or existing products to existing or new customers of the Buyer or its Affiliates or otherwise; provided, that, subject to Buyer’s obligations set forth in Section 2.12(c), below, such written agreements contain a minimum, non-cancelable one-year term. For purposes of clarification, “Ending Annual Recurring Revenue” shall not include any revenue from implementation and training fees, custom development work, any “pass through” items or other similar fees or costs (including any Taxes), consulting fees, third party commissions (e.g., channel partners (but not, for the avoidance of doubt, sales commissions)), reseller fees and any other similar fees that are one-time in nature (except to the extent the arrangement with a particular customer classifies amounts as such one-time fees when such amounts would otherwise in the normal ordinary course of business be attributable to the annual licensing of the Applicable Products/Services and such amounts are expected to be equal or greater at the time of renewal by the customer). The term “Measurement Time” means 11:59 p.m. Eastern Time on January 28, 2025. In addition, Ending Annual Recurring Revenue shall be consistent with any revenue relating to the sale of Applicable Products/Services that is included as annual recurring revenue in the publicly filed financial statements of the Surviving Corporation, Parent Guarantor or any of their Affiliates. For illustrative purposes only, Exhibit 2.12(a) sets forth example calculations of the Earnout Amount based on certain assumptions set forth therein. The term “Applicable Products/Services” means the Products/Services (including Software, data and service products) set forth on Schedule 2.12(a) as they exist as of the Closing and any modifications or improvements to the foregoing made after the Closing, including modifications and improvements as a result of the Company and Buyer’s, or its Affiliates’, co-development efforts; provided, in each case, that any such modifications and improvements (1) constitute expansions, improvements and/or updates to the existing Products/Services and/or (2) are primarily based on similar methods as the existing Products/Services and are substantially similar in terms of functionality and purpose as the existing Products/Services.

(b)            Following the final determination of the Earnout Amount under Section 2.12(a) or, if applicable, the final determination of a portion of the Earnout Amount in accordance with Section 2.12(a)(y), and in all cases, subject to the Buyer’s setoff rights in Section 6.7, the Buyer shall pay (or cause to be paid) the resulting Earnout Amount (if any) (or, in the case of a final determination of a portion of the Earnout Amount in accordance with Section 2.12(a)(y), the resulting Earnout Amount subject to further adjustment hereunder) in cash in eight (8) equal installments over the following eight (8) quarters commencing on the first Business Day of the month immediately following the month in which the Earnout Amount is finally determined (the “First Earnout Payment Date”), by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by the Stockholder Representative, and if any such payment date is not a Business Day, then such payment shall be made on the next Business Day thereafter; provided that, in the event that one or more installments are paid based on a final determination of a portion of the Earnout Amount in accordance with Section 2.12(a)(y), then following the final determination of the Earnout Amount that resolves all disputes, the next payable installment will be increased by the amount necessary to cause all installments through that date to have been paid in full as if the final determination of the Earnout Amount had occurred prior to the payment of the first installment (i.e., such installment would include a “catch up” payment) and the remainder shall be paid over the remaining installments as if the final determination of the Earnout Amount had occurred prior to the payment of the first installment. For illustrative purposes only, if the Earnout Amount is finally determined on January 10, 2025, the First Earnout Payment Date will be February 3, 2025 and the next payment of such portion of the Earnout Amount will be on May 5, 2025. The Stockholder Representative shall promptly, and in any event within three (3) Business Days after the Payments Administrator’s receipt of any portion of the Earnout Amount, as the case may be, provide a written instruction to the Payments Administrator to distribute such Earnout Amount to the Stockholders and the Optionholders in accordance with the Distribution Schedule; provided, however, with respect to any portion thereof payable to Optionholders, to the applicable payroll processor for further distribution to such Optionholders.

(c)            Notwithstanding anything to the contrary in this Agreement or any other obligations that may be imposed on the Buyer under applicable Law, at all times following the Closing, the Buyer and the Surviving Corporation shall have sole discretion with respect to all matters related to the Buyer, the Surviving Corporation and the operation of their businesses and those of their Affiliates; provided that through the Measurement Time: (i) Buyer and the Surviving Corporation will continue improving, supporting, and marketing the Product/Services of the Surviving Corporation following the Closing in a manner that is commercially reasonable (as determined by the Buyer and the Surviving Corporation in their sole discretion, provided that any such determination is not taken in bad faith for the purpose of reducing the Ending Annual Recurring Revenue) and (ii) Buyer and the Surviving Corporation will use their good faith efforts to offer the Applicable Products/Services to customers on terms and conditions necessary to qualify as Ending Annual Recurring Revenue (including a minimum one year term) to the extent such terms and conditions are commercially reasonable (as determined by the Buyer and the Surviving Corporation in their sole discretion) (provided that any such determination is not taken in bad faith).

2.13         Stockholder Representative.

(a)            By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, or by virtue of the Company Stockholder Approval, or by executing and delivering a Letter of Transmittal, or by virtue of another agreement entered into by a Company Securityholder and the Stockholder Representative, as defined below, each Company Securityholder shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as its representative, agent and attorney-in-fact (the “Stockholder Representative”) as of the Closing, with full power of substitution to act on behalf of the Company Securityholders to the extent and in the manner set forth in this Agreement for all purposes in connection with this Agreement and any related agreements. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Company Securityholders, and no Company Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Buyer, Merger Sub and the Surviving Corporation shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Company Securityholders, and the Buyer, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. Each of the Buyer, Merger Sub and the Surviving Corporation hereby waives, and by their approval of this Agreement with respect to the Stockholders, the Stockholders and Optionholders shall be deemed to have waived, any claims they may have or may assert, including those that may arise in the future, against the Stockholder Representative for any action or inaction taken or not taken by the Stockholder Representative in connection with such Person’s capacity as the Stockholder Representative except to the extent that such action or inaction shall constitute fraud, bad faith, gross negligence or willful misconduct.

(b)            The Stockholder Representative will incur no liability to the Company Securityholders in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its fraud, bad faith, gross negligence or willful misconduct. The Stockholder Representative shall not be liable to the Company Securityholders for any action or omission pursuant to the advice of counsel. Each Stockholder shall, severally and not jointly indemnify the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, pro rata based on the amount of proceeds received by such Stockholder under this Agreement with respect to such Stockholder’s Company Capital Stock, Convertible Notes and In-the-Money Options, divided by the aggregate amount of proceeds received by all Stockholders under this Agreement in respect of Company Capital Stock, Convertible Notes and In-the-Money Options, provided, however, that if and to the extent Noteholders or Optionholders have agreed, or in the future agree, to indemnify the Stockholder Representative with respect to such matters based on the pro rata amount such Noteholders and/or Optionholders, as the case may be, receive relative to the aggregate amounts of other persons agreeing to indemnify the Stockholder Representative, then the denominator of the foregoing amount shall be revised such that it includes the aggregate amount received by all Persons agreeing to indemnify the Stockholder Representative (such that all of the Representative Losses continue to be subject to indemnification), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, bad faith, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Expense Amount and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement. Upon the Closing, the Buyer will wire the Stockholder Representative Expense Amount to the Stockholder Representative, which will be used for any expenses incurred by the Stockholder Representative. The Stockholders will not receive any interest or earnings on the Stockholder Representative Expense Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Stockholder Representative Expense Amount to the Payments Administrator for further distribution to the Stockholders. For tax purposes, the Stockholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing.

(c)            The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Stockholders holding a majority of the aggregate Applicable Share Number immediately prior to the Effective Time (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Buyer and the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Buyer and the Surviving Corporation.

(d)            The approval of this Agreement by virtue of the Company Stockholder Approval shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Stockholders.

2.14         Withholding. Notwithstanding anything to the contrary in this Agreement, the Buyer, Merger Sub, the Company and the Payments Administrator shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or any provision of any other Law relative to Taxes with respect to the making of such payment under applicable Law. Prior to any such deduction or withholding (other than with respect to compensatory amounts), Buyer, Merger Sub, the Company or the Payments Administrator shall give written notice to the recipient and shall cooperate in good faith to minimize any such deduction or withholding. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby warrants and represents to the Buyer and Merger Sub that, except as set forth in the Disclosure Schedule attached hereto, the following statements are true and correct as of the date hereof:

3.1            Organizational Matters. The Company is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease or license its properties and assets as and where currently owned, leased or licensed and to carry on all business activities currently conducted by it. The Company is duly qualified to do business and is in good standing (or the equivalent thereof, if applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or licensing of its assets makes such qualification necessary except where the lack of such qualification would not reasonably be expected to be materially adverse to the Company. Schedule 3.1 sets forth all jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. The Company has made available to the Buyer true, correct and complete copies of the Organizational Documents of the Company.

3.2            Authority and Enforceability.

(a)            The Company has the corporate power and authority to execute and deliver this Agreement and, subject only to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document to which the Company is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is a party has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent Guarantor, Buyer, Merger Sub, the Stockholder Representative and any other party thereto, as applicable, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b)            The Board of Directors of the Company, by unanimous written consent dated July 27, 2023, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger upon the terms and subject to the conditions set forth herein and approved the execution by the Company of this Agreement, and (iii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

3.3            No Conflict. Neither the execution and delivery of this Agreement by the Company or any Ancillary Document to which the Company is a party, nor the consummation or performance of any of the transactions contemplated hereunder or thereunder, will: (a) contravene or conflict with, result in a violation of or default under, any provision of the Organizational Documents of the Company; (b) subject to the Company obtaining the Company Stockholder Approval and filing or obtaining, as applicable, the Applicable Governmental Approvals, contravene, conflict with, or result in a violation or default under any Law, Order or Governmental Authorization to which the Company or any of its assets or properties are subject; (c) violate or conflict with, result in a default under, or give any Person, the right to exercise any material remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract; or (d) result in the imposition or creation of any Lien upon or with respect to any of the assets owned, leased or licensed by the Company other than Permitted Liens. No action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (except no representation is made with respect to any action, consent, approval, order or authorization of, registration, declaration or filing with, any Governmental Authority required as a result of the Buyer’s operations or matters specific to the Buyer), except: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Buyer are qualified to do business, and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country (such filings, consents, approvals, and authorizations described in clauses (i) and (ii), the “Applicable Governmental Approvals”).

3.4            Capitalization and Transfer Restrictions.

(a)            Schedule 3.4(a) includes a true, correct and complete capitalization table of the Company, as of one calendar day prior to the Closing Date, showing all of the issued and outstanding Capital Stock of the Company (collectively, the “Subject Securities”) including (i) all Preferred Shares and Common Shares and the record owner thereof, (ii) all options (the “Options”) outstanding under the Equity Incentive Plan and the record owner thereof and (iii) all other securities convertible or exchangeable into any Capital Stock of the Company (collectively, the “Convertible Securities”), but excluding the Convertible Notes, and the number of Common Shares for which such Convertible Securities (other than the Convertible Notes) may be exercised. Schedule 3.4(a) sets forth a true, correct and compete list of the Convertible Notes outstanding as of one calendar day prior to the Closing Date. There are no RSUs outstanding under the Equity Incentive Plan. All of the Subject Securities were duly authorized, validly issued and are fully paid and non-assessable. None of the Subject Securities were issued in violation of the Organizational Documents of the Company, any Law, any Order or any Contract or in violation of the preemptive rights of any Person. Other than any Company Capital Stock issued in connection with the exercise or conversion of the Options and/or Convertible Securities disclosed on Schedule 3.4(a), there is no Company Capital Stock issued and outstanding other than the Company Capital Stock disclosed on Schedule 3.4(a). Except as set forth on Schedule 3.4(a), there are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other Contracts or commitments of any kind pursuant to which the Company is or may become obligated to issue or sell any Capital Stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Distribution Schedule accurately sets forth the issued and outstanding Subject Securities and the name of each holder of such Subject Securities. The calculations and allocations among the Company Securityholders set forth in the Distribution Schedule are consistent with the Organizational Documents of the Company, and any payments made in accordance with the allocations set forth in the Distribution Schedule are permitted by the Organizational Documents of the Company, applicable Law and any Contract to which the Company is a party relating to the rights and/or obligations of any Company Securityholder with respect to the Subject Securities, in each case, without the consent or approval of, or notice to, any Company Securityholder or any other Person (other than the Company Stockholder Approval, the Applicable Governmental Approvals, and any notices, consents and approvals disclosed on Schedule 3.3).

(b)            Except as set forth on Schedule 3.4(b), there are no Contracts to which the Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of the Company, (ii) vote or dispose of any Capital Stock of the Company, or (iii) provide funds to, purchase Capital Stock in, or make any investment in, any other Person. No Person has any right of first offer, right of first refusal, or preemptive right in connection with any offer, sale or issuance of any Capital Stock of the Company. Except as set forth on Schedule 3.4(b), there are no voting trust agreements, powers of attorney, shareholder agreements, operating agreements, proxies or any other Contracts to which the Company is a party or by which the Company is bound relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the Capital Stock of the Company (including the Subject Securities) or otherwise granting any Person any right in respect of the Capital Stock of the Company (including the Subject Securities) and there are no existing restrictions on the transfer of the Capital Stock of the Company (including the Subject Securities) other than restrictions imposed by applicable securities Laws. The Company has not declared any dividends or distributions on any Capital Stock of the Company that is payable on or after the date hereof.

(c)            Schedule 3.4(c) sets forth a true, correct and complete list of the officers and directors of the Company.

3.5            Subsidiaries. The Company does not own, and the Company has never owned, directly or indirectly, the Capital Stock of any Person (whether or not such Person is disregarded for Tax purposes). The Company does not have any right to acquire, directly or indirectly, any outstanding Capital Stock of any Person.

3.6            Financial Statements; Undisclosed Liabilities.

(a)            The Financial Statements and the Interim Financial Statements, which are attached to Schedule 3.6(a): (i) present fairly, in all material respects, the financial position of Company as of the dates designated therein and the results of operations and cash flows for the periods designated therein; and (ii) were prepared in accordance with GAAP subject, in the case of the Interim Financial Statements, to normal recurring year-end audit adjustments in amounts consistent with prior year adjustments and the omission of footnote disclosures.

(b)            The Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected, reserved or provided for against in the Interim Financial Statements as of the Interim Financial Statement Date; (b) those which have been incurred in the ordinary course of business since the Interim Financial Statement Date, none of which, individually or in the aggregate, is material in amount and none of which constitutes a material violation of Law or a material breach of a Contract, indemnification claim, breach of warranty, tort, infringement, environmental matter, claim or lawsuit; (c) liabilities under the executory portion of any Contract by which the Company is bound and which was entered into in the ordinary course of the Company’s business (excluding any liabilities relating to a breach or default of any such Contract) and (d) liabilities expressly contemplated by this Agreement, including the Transaction Expenses.

(c)            Schedule 3.6(c) sets forth a true, correct and compete list of additional financing received by the Company since March 31, 2023 to the extent the liabilities incurred in connection with such additional financing constitute Indebtedness pursuant to clauses (i)-(iii) or (vi) in the definition of Indebtedness (including, without limitation, any new Convertible Notes issued by the Company since March 31, 2023), including the date of such additional financing, the name of the applicable lender, and the original principal amount of such Indebtedness. The Company has delivered or made available to Buyer a true, correct and complete copy of each of the instruments or other documents or arrangements, whether oral or in writing, with respect to the Indebtedness identified on Schedule 3.6(c).

3.7            Assets. The Company has good and marketable title to, or a valid leasehold interest in, all tangible properties and assets used by it in connection with the conduct of its business, free and clear of any Liens, except for Permitted Liens. The Company’s tangible assets constitute all of the tangible assets, rights, and properties that are necessary to permit the Buyer to operate the business conducted by the Company from and after the Closing Date in substantially the same manner and to the same extent as the business of the Company is currently conducted by the Company. All tangible personal property used by the Company that are owned by third parties and leased, licensed or otherwise made available to the Company are identified on Schedule 3.7. All of the tangible personal property owned or used by the Company is (a) in good operating condition, working order and repair (ordinary wear and tear excepted), (b) maintained in accordance in all material respects with sound maintenance practices, and (c) adequate in all material respects for the uses for which it is currently being used. None of the tangible personal property owned or used by the Company is in need of maintenance, repairs or replacement, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.8            Insurance. Schedule 3.8 sets forth a true, correct and complete list and description of all policies of insurance in effect carried by or insuring the Company (collectively, the “Insurance Policies”). The Company has made available to the Buyer, true, correct and complete copies of each Insurance Policy. All Insurance Policies provide insurance coverage with respect to the Company and its assets, properties and liabilities of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. The Company has not received any written notice of cancellation or termination with respect to any Insurance Policy, and to the Company’s Knowledge, no event or condition exists or has occurred that would be reasonably likely to result in cancellation of any Insurance Policy prior to its scheduled expiration date. The Company has duly and timely made all claims that it has been entitled to make under each Insurance Policy. There is no claim by the Company pending under any Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies, and to the Company’s Knowledge, there is no basis for denial of any pending claim under any Insurance Policy. The Company has not received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or a material increase in a deductible (or a material increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy. The Insurance Policies are sufficient for compliance by the Company with all requirements of applicable Law and with the requirements of all Contracts to which the Company is a party. For the last four (4) years, all insurance policies maintained by, or for the benefit of, the Company have been “occurrence” policies and not “claims made” policies. No insurance carrier providing coverage under the Insurance Policies has provided written notice to the Company of such insurance carrier being the subject of any bankruptcy or insolvency Proceeding.

3.9            Taxes.

(a)            The Company has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority in accordance with applicable Law prior to the date hereof and all such Tax Returns were true, correct and complete in all material respects. The entire amount of Taxes payable by the Company, whether or not shown as due on such Tax Returns, has been fully and timely paid or taken into account in the calculation of Net Working Capital.

(b)            The Company has not received from the IRS or any other applicable Tax authorities any notice of underpayment or assessment of Taxes or other deficiency that has not been paid or any written objection to any Tax Return filed by the Company within the prior three (3) years. There are no ongoing or pending audits, inquiries or investigations of the Company by any Governmental Authority with respect to Taxes, and the Company has not received any written notice from any Governmental Authority that it intends to conduct any such audit, inquiry or investigation. Within the past three (3) years, no jurisdiction in which the Company has not filed a specific Tax Return has asserted that the Company is required to file such Tax Return in such jurisdiction.

(c)            The Company has duly withheld and paid all Taxes to the appropriate taxing authority that the Company is required to withhold and pay, including, all amounts in connection with amounts paid or owing to any employee, independent contractor, agent, consultant, creditor, member, equity holder, director, manager, officer or other third party of the Company.

(d)            The Company has made available to the Buyer true, correct and complete copies of all Tax Returns for the last three calendar years, examination and audit reports, proposed and final assessments and statements of deficiencies assessed against or agreed to by the Company since January 1, 2017.

(e)            The Company is not currently the beneficiary of any extension of time to file any Tax Return (other than extensions arising solely as a result of automatic extensions of filing deadlines) or any extension of time to make any payment of Tax. The Company has not executed or filed any agreement or waiver extending the period for assessment or collection of Taxes with any Governmental Authority.

(f)            There are no Liens for Tax upon the assets of the Company except for Permitted Liens.

(g)            The Company is not currently, and has never been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement, Tax sharing agreement or other similar Contract with any Person, other than agreements entered into in the ordinary course of business not primarily related to Taxes (each, a “Tax Sharing Agreement”) and has no current or potential obligation by Contract or operation of Law to indemnify any other Person with respect to Taxes, other than agreements entered into in the ordinary course of business not primarily related to Taxes.

(h)            The Company has not received any written ruling of a Governmental Authority relating to Taxes, or has executed any Contract with a Governmental Authority relating to Taxes, in each case that will impact the Company after the Closing. The Company does not have outstanding a written request for a private letter ruling, a written request for administrative relief, a written request for technical advice, a written request for a change of any method of accounting, or other written request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(i)            The Company is not a partner in a partnership (or an equity holder in any entity treated as a partnership for federal, state or foreign income Tax purposes).

(j)            Neither the Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) use of any incorrect method of accounting for a Tax period (or portion thereof) ending prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date, other than amounts set forth on the Financial Statements; or (vi) forgiveness of any Paycheck Protection Program loan under Section 1102 of the CARES Act.

(k)            The Company has not engaged in any reportable transactions as defined in Treasury Regulation Section 1.6011-4(b). The Company has not taken any position that is subject to penalties under the provisions of federal, foreign, state or local Tax Law, including Section 6662 of the Code.

(l)            The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales made or services provided and, for all sales or provision of services that are exempt from sales, use, value added, ad valorem, personal property and similar Taxes and that were made without charging or remitting sales, use, value added, ad valorem, personal property or similar Taxes, and the Company has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.

(m)            The Company is in compliance with the terms and conditions of any applicable Tax exemptions or Tax agreements with any Governmental Authority to which it may be subject or that it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(n)            The Company has never constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 or 361 of the Code.

(o)            The Company has never been a member of any affiliated, consolidated, combined, unitary or similar Tax group other than any group in which the Company is the parent. The Company has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than agreements entered into in the ordinary course of business not primarily related to Taxes) or otherwise.

(p)            None of the Stockholders is a foreign person within the meaning of Section 1445 of the Code.

(q)            The Company has not (i) deferred payment of any “applicable employment taxes” pursuant to Section 2302 of the CARES Act, (ii) claimed the employee retention credit pursuant to Section 2301 of the CARES Act, or (iii) since January 1, 2020, had any employees working remotely from a state or other jurisdiction other than their regular work location.

(r)            The Company would not be required to pay any Taxes for any period (or any portion thereof) ending after the Closing Date pursuant to inclusion (i) under Code Section 965 (or any corresponding or similar provision of federal, provincial, territorial, state, municipal, county, local, foreign or other Tax Law), including by reason of an election under Code Section 965(h), (ii) as “subpart F income” (as defined in Code Section 952(a)), (iii) as amounts required to be included in gross income of the Company pursuant to Section 951A of the Code if the taxable year of the Company were deemed to end on the date after the Closing Date, or (iv) as amounts determined under Section 956 of the Code arising or generated during any Tax period (or portion thereof) ending on or prior to the Closing Date.

(s)            The Company is not subject to Tax, has (or has had) a permanent establishment within the meaning of an applicable Tax treaty, or otherwise has (or has had) an office or fixed place of business, in a country other than the country in which it is organized.

(t)            The Company is not, and has not been, a U.S. real property holding corporation under Code Section 897(c)(2) at any time since January 1, 2019.

(u)            The Company has never filed an election to be taxed as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for federal income or any applicable state and local Tax purposes.

(v)            All Taxes of the Company attributable to periods preceding or ending with the date of the Interim Financial Statements have been paid to the appropriate Governmental Authority or have been included in a liability accrual for the specific Taxes on the Interim Financial Statements. The provision made for Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income) on the Interim Financial Statements is sufficient for the payment of all Taxes of the Company on the date of the Interim Financial Statements and for all years and periods prior thereto, and such provision is sufficient as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Company in filing its Tax Returns. Since the date of the Interim Financial Statements, the Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Company.

(w)            All transactions between the Company and any Affiliate have been and are on arm’s-length terms and no adjustment to such transactions have been proposed by any Tax authority. The Company is not, nor has been, a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has complied with all applicable transfer pricing rules and has timely prepared all transfer pricing documentation as required by applicable Law.

3.10            Conduct of Business. Except as set forth on Schedule 3.10 of the Disclosure Schedule, since January 1, 2023, the Company has conducted its business in the ordinary course of business consistent with past custom and practice and since January 1, 2023, except as expressly contemplated by this Agreement, the Company has not:

(a)            had any material adverse change in the conduct or financial condition of the Company, its business, liabilities or operations;

(b)            sold, assigned, leased, licensed, exchanged, transferred or otherwise disposed of any of its assets or property except in the ordinary course of business or mortgaged, pledged or subjected any of its assets to any Lien, except Permitted Liens;

(c)            suffered any extraordinary loss, damage, or interruption in use, of any material asset or property (whether or not covered by insurance);

(d)            made any change in accounting or Tax reporting methods, principles or policies (other than changes necessitated based upon changes in GAAP, generally);

(e)            increased the compensation payable or benefits provided to any employee, officer, director or independent contractor;

(f)            experienced any organization effort by or respecting a labor union, association of employees, guild, shop committee, work council, collective bargaining group or other labor organization, demand for recognition by any such labor organization, application or petition for certification or demand or showing of interest by any employee respecting any such labor organization relating to or affecting the Company;

(g)            made any loans, advances, payments or distributions to its employees, officers or directors, except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable, documented, ordinary and necessary out-of-pocket business expenses;

(h)            issued or sold any Capital Stock or purchased, redeemed or otherwise acquired any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock;

(i)            paid, declared or set aside any dividend or other distribution on its Capital Stock or purchased, exchanged or redeemed any of its Capital Stock;

(j)            made or granted any increase in, or amended or terminated, any existing Benefit Plan or adopted any new Benefit Plan;

(k)           amended the Organizational Documents of the Company;

(l)            made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $10,000 on the date hereof;

(m)            materially changed any of the Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, customer contract payments or invoicing, accrual of accounts receivable, inventory control, pricing and audit practices, prepayment of expenses, payment of trade accounts payable, deferral of revenue or acceptance of customer deposits; or

(n)            entered into any Contract to do any of the acts described above in this Section 3.10.

3.11          Material Contracts.

(a)            Schedule 3.11(a) contains a list (by applicable subsection) of the following outstanding Contracts to which the Company is a party:

(i)            Contracts under which the Company is or is reasonably likely to be entitled to receive revenues of more than $10,000 in any calendar year, or under which the Company is reasonably likely to become subject to any obligation to pay a liability of more than $10,000 in any calendar year;

(ii)            Contracts for the employment or engagement by the Company of any individual on a full time, part time, consulting, independent contractor or other basis providing annual compensation of $25,000 or more, other than at-will arrangements without liability to the Company except for the payment for services rendered through the termination date and ordinary course employee benefits through such date, under which the Company has any continuing obligations;

(iii)            collective bargaining Contract with any unions, association of employees, guilds, shop committees, work councils, collective bargaining groups or other labor organizations;

(iv)           Contracts for the payment of severance benefits, retention bonuses, sale bonuses, change of control bonuses or similar payments to any officer, director, employee or consultant of the Company under which the Company has any continuing obligations;

(v)            which constitutes a License listed or required to be listed on Schedule 3.19(b);

(vi)           Contracts which, individually or in the aggregate, require the Company to make capital expenditures or purchase capital assets in excess of $10,000;

(vii)          Contracts between the Company and any Stockholder (or Affiliate thereof) under which any party thereto has any continuing obligations;

(viii)         containing covenants that restrict the Company’s right to (A) engage in any business activity, (B) engage in any line of business, (iii) operate in any geographic region, (C) compete with any other Person or (D) sell to or purchase from any other Person;

(ix)            Contracts restricting the right of any Person to compete with the Company;

(x)             Contracts involving a distributor, sales representative, distribution partner or broker arrangement that by its express terms is not terminable by the Company at will or by giving notice of thirty (30) calendar days or less without liability to the Company other than payment for services rendered through the termination date;

(xi)            which constitutes a Real Property Lease;

(xii)           Contracts relating to Indebtedness of the Company or a Guarantee by the Company, or which creates any Lien on any assets of the Company, other than Permitted Liens;

(xiii)          partnership agreements or joint venture agreements or other Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with another Person(s);

(xiv)          Contracts granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any right, asset or property of the Company or the Subject Securities;

(xv)           involving the acquisition by the Company of any business enterprise whether via stock or asset purchase or otherwise;

(xvi)          Contracts reaching a settlement, conciliation or similar agreement with any Person or Governmental Authority which, after the date hereof, will require payment of consideration to any Person or Governmental Authority or compliance by the Company with any covenants;

(xvii)         any stockholders agreement, registration rights agreement or any other similar Contract relating to or affecting the ownership of Capital Stock of the Company; and

(xviii)        any Contract entered into outside the ordinary course of business of the Company.

(b)            Each Contract described in Section 3.11(a), regardless of whether set forth on Schedule 3.11(a), shall be referred to herein as a “Material Contract” and collectively as, the “Material Contracts”. For the avoidance of doubt, multiple Contracts with the same third Person shall be aggregated for purposes of determining whether the thresholds set forth in this Section 3.11(a) have been satisfied or met.

(c)            Each Material Contract is legal, valid, binding, in full force and effect and enforceable in accordance with its terms against the Company and the other parties thereto, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, fraudulent conveyance, and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies, including the discretion of a court of competent jurisdiction in which any proceeding may be brought. Neither the Company nor, to the Company’s Knowledge, any other Person who is a party to any Material Contract, is in breach or default in any material respect under any Material Contract (with or without the lapse of time, or the giving of notice, or both). The Company has made available to Buyer accurate and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto (or a written description of the material terms of any Material Contract that is not written). To the Company’s Knowledge, there is no ongoing dispute between the Company and any Person party to any Material Contract regarding an actual or alleged breach of such Material Contract. The Company has not sent or received any notice of breach, termination, cure, non-renewal, or modification with respect to any Material Contract that is not currently resolved.

(d)            Schedule 3.11(d) contains a true, correct and complete copy of the Company’s standard customer agreement for the sale of Products/Services by the Company, and except as expressly set forth on Schedule 3.11(d), the Company is not party to any Contract for the sale of Products/Services by the Company that contains any material deviation from the terms and conditions set forth in the Company’s standard customer agreement. Except as set forth on Schedule 3.11(d), the Company has a written Contract with each customer of the Company that involves, or relates to, the sale of Products/Services by the Company to such customer.

3.12         Governmental Authorizations. The Company has all material Governmental Authorizations required by all Laws applicable to the Company in the operation of its business. The Governmental Authorizations issued to the Company are in full force and effect and the Company is in compliance in all material respects with such Governmental Authorizations. The Company has not, in the last four (4) years, received any notice from a Governmental Authority that the Company is not in compliance with any Governmental Authorizations.

3.13         Benefit Plans.

(a)            Schedule 3.13(a) lists each Benefit Plan. The Company does not have any legally binding commitment to create any additional Benefit Plan, to modify or change any existing Benefit Plan or to terminate any existing Benefit Plan that would affect any current or former employee of the Company except to the extent necessary to satisfy an applicable Law.

(b)            Each Benefit Plan (and each related trust or fund) has at all times complied in form and operation, with its terms and all applicable Laws including ERISA and the Code and the regulations thereunder.

(c)            Each Benefit Plan intended to qualify under section 401(a) of the Code has at all times met all requirements for qualification under section 401(a) of the Code and the regulations thereunder. A favorable determination as to the qualification under the Code of each of the Benefit Plans intended to qualify under section 401(a) of the Code has been made by the IRS and no event has occurred since the date of such determination that could adversely affect any such Benefit Plan’s qualification under section 401(a) of the Code.

(d)            With respect to each Benefit Plan, to the extent applicable, the Company has made available to the Buyer true and complete copies of (i) such Benefit Plan (including all amendments thereto), (ii) all current trust agreements, insurance contracts or any other funding instruments, (iii) the summary plan description (including all summaries of material modifications), (iv) the most recent actuarial report, (v) the three most recent annual reports (Form 5500 series), including all schedules, (vi) the three most recent financial statements, (vii) the three most recent nondiscrimination testing and Code limit compliance reports, (viii) copies of all IRS determination and/or opinion letters in the case of all Benefit Plans intended to qualify under Section 401(a) of the Code, (ix) all service, investment, administrative or other agreements or Contracts, (x) any filings (and related Governmental Authority approvals) under any amnesty, voluntary compliance, or similar program sponsored by any Governmental Authority, and (xi) any correspondence from the last six (6) years with a Governmental Authority related to potential noncompliance with Law. The Company has provided Buyer with copies of all IRS Forms 1094-C that have been filed with respect to the Company.

(e)            There are no Proceedings pending or threatened in writing with respect to any Benefit Plan or any fiduciary or assets thereof. Neither the Company nor any current or former employee, officer or director thereof who is or was a fiduciary of a Pension Plan or Welfare Plan nor, to the Company’s Knowledge, any other fiduciary of a Pension Plan or Welfare Plan, has violated the requirements of Section 404 of ERISA. No Benefit Plan is currently under audit or review by any applicable Governmental Authority.

(f)            There have been no non-exempt prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to any Benefit Plan that would result in liability to the Company.

(g)            The Company and each ERISA Affiliate have made all required contributions (including remitting employee contributions and loan repayments) or payments and paid in full all required insurance premiums and other required payments with regard to the Benefit Plans for policy or plan years or other applicable periods ending on or before the Closing Date to the extent due or owing on or before the Closing Date and all liabilities of the Company which have been incurred but will not be due and owing as of the Closing Date will be reflected in the Final Closing Statement.

(h)            Neither the Company nor any ERISA Affiliate or Benefit Plan has incurred any liability under or with respect to sections 4971 through 4980H, 6055 or 6056 of the Code.

(i)             Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or could have any liability with respect to, any (i) plan or arrangement which is or was a Multiemployer Plan or any plan or arrangement which is or was subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, sections 412 or 413 of the Code or any similar applicable Law, or (ii) a multiple employer welfare arrangement described in Section 3(40) of ERISA.

(j)             Neither the Company nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Welfare Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent) of the Company or an ERISA Affiliate, except as required to avoid an excise tax under Section 4980B of the Code or as may be required pursuant to any applicable Law.

(k)            Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any current or former employee or officer or other individual service provider of the Company to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits or compensation under or with respect to any Benefit Plan; (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Benefit Plan; (iii) trigger any obligation to fund any Benefit Plan; or (iv) result in any Benefit Plan or any other Contract to which the Company is a party providing for the payment of any amount which would not be deductible by reason of Section 280G of the Code. The Company has no obligation, under a Benefit Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 4999 of the Code.

(l)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has at all times been in documentary and operational compliance, in all material respects, with Section 409A of the Code and all applicable guidance promulgated thereunder. The Company has no obligation, under a Benefit Plan or otherwise, to provide for a gross-up on any Taxes which may be imposed under Section 409A of the Code. All Options granted under the Equity Incentive Plan have been granted in compliance with the terms of applicable Law and the Equity Incentive Plan at a per share exercise price at least equal to the fair market value of a share of Common Stock as of the date the Option was granted (determined in accordance with applicable Law, including Section 409A of the Code).

3.14         Employees. With respect to the employees of the Company:

(a)            There is not presently pending or, to the Company’s Knowledge, threatened any: (i) strike, slowdown, picketing, work stoppage or employee grievance process; (ii) union organizational activity or other labor or employment dispute against or affecting the Company and ongoing activities related thereto; or (iii) application for certification of a collective bargaining agent.

(b)            Schedule 3.14(b) of the Disclosure Schedule contains a true, correct and complete list of all employees of the Company as of the date hereof, together with their respective base salaries, expected bonuses (mandatory and discretionary) and other incentive-based compensation, positions, date of hire, job title, work location, vacation or paid time off accruals, full or part time status, and exempt/non-exempt status. Schedule 3.14(b) also sets forth a true, correct and complete list of all independent contractors and consultants of the Company, as of the date hereof, who may be entitled to renumeration in excess of $25,000 per year and the services provided by each such Person, their rate of remuneration, work location, and date of commencement of services.

(c)            Schedule 3.14(c) of the Disclosure Schedule sets forth a true and complete list of any and all employment, non-compete, non-solicitation, change in control, severance, termination and other similar Contracts of the Company other than at-will employment arrangements under which the Company has an obligation upon termination of employment other than payment for services rendered through the termination date in the ordinary course and employee benefits offered generally to all employees through such date.

(d)            The Company is, and for the last four (4) years has been, in material compliance with all applicable Laws relating to the employment or engagement of labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining or any collective agreement (whether in writing or otherwise), workplace safety, discrimination, harassment, civil rights, fair employment practices, pay equity and minimum pay requirements, holiday pay, overtime, workers’ compensation, immigration and the payment of social security and other Taxes.

(e)            All employees who perform services in the United States for the Company are either United States citizens or are legally authorized to work in the United States. Except as set forth on Schedule 3.14(e), the Company has on file a valid and complete Form I-9 for all individuals hired for employment in the United States. The Company has not been subject to any Proceeding by the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, or any other immigration-related enforcement Proceeding, and the Company has not received written notice from any such entity of any potential or actual violation of Law relating to immigration or Form I-9. The Company and, to the Knowledge of the Company, each employee of the Company is in compliance in all material respects with all applicable visa and work permit requirements, and all such visas or work permits will be valid as of immediately following the consummation of the transactions contemplated herein. To the Company’s Knowledge, all employees who perform services for the Company outside the United States are either citizens of the country where they perform services or are legally authorized to work in that country.

(f)            Each Person who is currently providing services to the Company or has provided services to the Company in the past four (4) years and has been classified as an exempt employee from the overtime requirements of the Fair Labor Standards Act of 1938 and/or similar state Laws, or as an independent contractor (as opposed to an employee of the Company) has been properly classified as such under all Laws including relating to wage and hour practices and Taxes under any applicable Benefit Plan. The Company has no liability under any Laws arising out of improperly classifying such Person under all Laws or Benefit Plans, as applicable, and no such Person is entitled to any compensation or benefits that he has not been afforded under any Laws or Benefit Plans due to such misclassification.

3.15         Proceedings; Orders. There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting (a) the Company or (b) any Person for whose acts or default the Company is contractually or vicariously liable, and, to the Company’s Knowledge, there is no basis for any Proceeding described in clauses (a) or (b), above. There is no Proceeding pending by the Company against any third party. The Company is not subject to any Order affecting the properties, assets, personnel or business activities of the Company. Set forth on Schedule 3.15 is a list of any settlements entered into by the Company with respect to any Proceeding or threatened Proceeding by or against the Company during the four (4) year period preceding the date hereof.

3.16         Grants. No grant, allowance, aid or subsidy has been applied for or received by the Company from any Governmental Authority.

3.17         Compliance with Laws. The Company is, and for the last four (4) years has been, in compliance, in all material respects, with all applicable Laws. During such four year period, no written notice has been received with respect to any alleged violation by the Company of any applicable Law. None of the Company or any manager, director, officer or employee, consultant, representative or agent of the Company or other Person acting on behalf of the Company has: (a) used any funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful payments or made any bribe, rebate, payoff, influence payment or kickback relating to an act by any Governmental Authority or to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or any other Person; or (b) violated or engaged in any activity which would violate any provision of any Anti-Bribery Law. The Company has not disclosed to any Governmental Authority that it violated or may have violated any Anti-Bribery Law. To the Company’s Knowledge, no Governmental Authority is investigating, examining, or reviewing compliance by the Company with any applicable provisions of any Anti-Bribery Law.

3.18         Real Estate.

(a)            The Company does not own, nor has ever owned, any real property and has no obligation to acquire any real property.

(b)            Schedule 3.18(b) contains a true and complete list of all street addresses of the Leased Real Estate. The Leased Real Estate is in the condition required of such property during the term of the applicable Real Property Lease and upon the expiration thereof and no material repairs or alterations are required to be made upon termination of a Real Property Lease as a result of any existing condition of the Leased Real Estate thereunder. The Company is not a lessor, a sublessor or a grantor under any written or oral lease, sublease, consent, license or other Contract granting any other Person any right to the possession, use, occupancy or enjoyment of the Leased Real Estate under any Real Property Lease. There is no material defect in the improvements to any Leased Real Estate, the structural elements thereof, mechanical systems therein, utility systems serving such Leased Real Estate or the roofs thereof and such improvements and systems are, as a whole, in good operating condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the business currently conducted by the Company. The Company’s possession and quiet enjoyment of the Leased Real Estate has not been disturbed, and there are no disputes or default with respect to any Real Property Lease. There are no notices, negotiations or proceedings pending in relation to rent reviews under any Real Property Lease nor is any rent liable at the date of this Agreement to be reviewed and time is not expressly or impliedly of the essence in respect of any steps to be taken in the Leased Real Estate conduct of rent reviews. The actual use of the Leased Real Estate is permitted by applicable Law.

(c)            The Leased Real Estate is used in a manner consistent with and permitted by applicable zoning ordinances and other Laws or regulations without special use approvals or Governmental Authorizations, and is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the business of the Company.

(d)            There are no condemnation proceedings pending or, to the Company’s Knowledge, threatened in writing with respect to any portion of the Leased Real Estate.

(e)            At all times since the Company has occupied the Leased Real Estate or any part or parts of it, the Company has not carried out any alterations at the Leased Real Estate property or at any of the buildings comprising all or part of the Leased Real Estate, except where consent has been obtained by the relevant landlord for such alterations.

(f)            Each parcel of Leased Real Estate has direct access to a public street adjoining the Leased Real Estate, and such access is not dependent on any real property interest that is not included in the Leased Real Estate. To the Company’s Knowledge, none of the improvements situated on the Leased Real Estate are dependent for its access, use, or operation on any real property interest that is not included in the Leased Real Property. To the Company’s Knowledge, all water, oil, gas, electrical, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Estate have been installed and are operational and sufficient for the operation of the business currently conducted by the Company thereon, and all hook-up fees or other similar fees or charges have been paid in full. To the Company’s Knowledge, no such utility service is dependent for its access, use or operation on any real property interest which is not included in the Leased Real Estate.

3.19          Intellectual Property and Data Security and Privacy.

(a)            Schedule 3.19(a) sets forth a complete and correct list of the following Owned Intellectual Property: (i) all patents, including design patents and utility patents, all patent applications and applications relating to any inventions or designs; (ii) all registered trademarks, registered service marks and trademark and service mark applications and all material unregistered trademarks and service marks; (iii) all registered copyrights, copyright applications and all material unregistered copyrights; (iv) all domain name registrations and social media accounts; and (v) all Software (other than Back-End Software). Schedule 3.19(a) sets forth a general description of the Back-End Software.

(b)            Schedule 3.19(b) lists: (i) all Out-Licenses (excluding Non- Disclosure Agreements); and (ii) all In-Licenses (excluding Non-Disclosure Agreements, IP Assignment Agreements, and shrink-wrap, click-wrap, click-through or other similar licenses with respect to off-the-shelf or commercially available unmodified Software under which the Company may be obligated to pay fees (including support and maintenance fees) of not more than $10,000 per annum following Closing, but not any third party Software that is embedded or otherwise integrated into the Software owned by the Company (the “Off the Shelf Software”)). Except as would not have a material adverse effect, all Licenses are valid and enforceable and neither the Company nor any other Person that is a party thereto is in default or breach in any material respect of any License. The Company has not been granted or entered into any Contract to pay (and the Company does not pay) any royalties, license fees or other consideration for the right to use or license any material Intellectual Property other than those identified on Schedule 3.19(b)(ii) and Licenses to Off the Shelf Software.

(c)            Schedule 3.19(c) lists all Open Source Software that is included, incorporated or embedded in, linked to, combined or distributed with or otherwise used by the Company (whether in development, maintenance, operation, delivery or otherwise) in connection with any Owned Intellectual Property that constitutes Products/Services. The Company has not used any Open Source Software in any manner that would (i) require the Company to contribute, license, attribute or disclose to any Person any proprietary software or source code (including any Owned Intellectual Property) to any downstream recipients at no cost, (ii) grant to any Person any licenses, rights or immunities under or with respect to any Owned Intellectual Property, or (iii) violate any applicable Open Source Software license.

(d)            Except as set forth on Schedule 3.19(d), the Company owns or has a valid and enforceable right (pursuant to (i) a written In-License set forth on Schedule 3.19(b)(ii), (ii) an IP Assignment Agreement, (iii) a Non-Disclosure Agreement, or (vi) a written In-License Agreement for Off the Shelf Software), to use all material Intellectual Property used in or necessary for the operation of its business as currently conducted by the Company (the “Company Intellectual Property”). The Company Intellectual Property shall be available for use by the Surviving Corporation immediately after the Closing on terms and conditions that are not materially different to those under which the Company owned or used such Company Intellectual Property immediately prior to the Closing. The transactions contemplated by this Agreement do not conflict with, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of the Company’s right to own or use any Company Intellectual Property except such conflicts, defaults or failures to obtain consent which would not materially and adversely affect the Company. The Company does not have any Contract or other obligation requiring the Company to develop any new products or any new features or functions for any existing products.

(e)            All right, title and interest to the Owned Intellectual Property is owned solely and exclusively by the Company free and clear of all Liens, except for Permitted Liens. All Owned Intellectual Property is valid, subsisting and enforceable and, to Company’s Knowledge, there is no basis for invalidating, terminating, rendering unenforceable or challenging the Owned Intellectual Property or use or exclusive ownership thereof. No grants, funding, facilities or personnel of any Governmental Authority or university, research institution or similar entity were used, directly or indirectly, to develop or create (in whole or in part) any Owned Intellectual Property.

(f)            There are, and for the last five (5) years there have been, no Proceedings and, to the Knowledge of the Company, there are no threats of Proceedings (including any offers to license), (i) by any Person against the Company relating to the use of any Company Intellectual Property or the Company’s conduct of its business or challenging the ownership, scope, use, validity, enforceability of the Owned Intellectual Property or the Company’s right to use the other Company Intellectual Property, (ii) by any Person relating to the use of any Owned Intellectual Property, or (iii) asserted by the Company against any Person relating to any Intellectual Property. None of the Owned Intellectual Property or, to the Company’s Knowledge, the Licensed Intellectual Property, is subject to any outstanding Order or Contract binding on the Company limiting the Company’s ability to use, exploit, assert or enforce any of the same (other than the Licenses themselves) or declaring any of it invalid, expired or abandoned. No Person uses any of the Owned Intellectual Property other than pursuant to the Out-Licenses set forth on Schedule 3.19(b)(ii) or a Non-Disclosure Agreement. To the Company’s Knowledge, there have been no material infringing, interfering, misappropriating, violating or otherwise conflicting uses by third parties of the Owned Intellectual Property.

(g)            Except as set forth on Schedule 3.19(g), neither the Company nor the Owned Intellectual Property is materially interfering in, infringing upon, misappropriating, diluting, violating or otherwise in conflict with and has never materially interfered in, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property of any Person and the Company has not received any written charge, complaint, claim or notice (including any offer to license) alleging any such interference, infringement, misappropriation, dilution, violation or conflict. The Company has never requested or received any opinion of counsel related to the foregoing.

(h)            There are no material defects in any of the Software included in the Owned Intellectual Property that would prevent the same from performing substantially in accordance with its specifications. No source code for computer software owned by the Company is subject to an escrow or similar account in favor of a third Person. The Company has not taken, or omitted to take, any action such as would cause any source code for computer software owned by the Company to be made available or disclosed to any Person. The Company has in its possession machine-readable copies of all source code (and a commercially reasonable number of machine-readable back-ups thereof), for all Software included in the Owned Intellectual Property and information technology resources appropriate to permit the compilation and operation of the same and sufficient to permit the Company to conduct its business in the ordinary course.

(i)            The Company has adopted commercially reasonable practices in connection with the creation and development of the Owned Intellectual Property to protect the Company’s rights in and to such Owned Intellectual Property. All Persons who have contributed to, or participated in, the conception and development of any Work Product have done so pursuant to a valid and enforceable written agreement that protects the confidential information of the Company and assigns to the Company exclusive ownership of such Person’s contribution, development or conception of the Work Product.

(j)            The Company has taken reasonable actions to maintain and protect the proprietary nature of all Owned Intellectual Property and the secrecy, confidentiality and value of trade secrets and other confidential information owned by the Company and information for which the Company has confidentiality obligations. Each Person who has had access to Company Data that the Company holds as confidential has entered into a written agreement with the Company pursuant to which such Person has agreed to maintain the confidentiality of, and not to use for any other purpose other than for the sole benefit of the Company or on behalf of the Company, all such Company Data.

(k)            The Company owns, leases, licenses or otherwise has the right to access and use (pursuant to a valid license) the Company Systems and such Company Systems operate and perform in all material respects as required in connection with the operation of its business as currently conducted. The Company has purchased a sufficient number of licenses (of any type or nature) for the Company Systems, as applicable, and maintains commercially reasonable backups, security, disaster recovery and business continuity plans, policies, procedures, measures and facilities. To the Company’s Knowledge, the Company Systems, Software included in the Owned Intellectual Property, and Products/Services do not contain any viruses, malware, worms, Trojan horses, vulnerabilities, bugs or other devices, errors, contaminants or effects that (i) disrupt or materially and adversely affect the functionality of any Company Systems, Software included in the Owned Intellectual Property or Products/Services except as disclosed in their documentation, or (ii) enable or assist any Person to access without authorization any Company Systems or any Company Data contained therein. In the last three (3) years, the Company Systems have not suffered any material malfunction or failure.

(l)            To the extent any passwords are used in the conduct of the business of the Company internally, the Company will on the Closing Date deliver to the Buyer a true and complete written list of all such passwords, indicating for each such password any associated user identification and where and for what purpose such password is used.

(m)            The Company has taken commercially reasonable actions to protect the security, confidentiality and integrity of Company Systems and Company Data in the possession, custody or control of the Company against loss and against unauthorized access, use, modification, disclosure, breach or other misuse, including by implementing, maintaining and monitoring compliance with a written information security program and a written incident response plan. The Company has technical, physical and administrative security measures consistent with practices in the industry in which the Company operates and applicable Law. Except as set forth on Schedule 3.19(m)(i), the Company is in material compliance with all applicable Data Privacy and Security Requirements. Attached as Schedule 3.19(m)(ii) are the current forms of the Company’s privacy policy. The current privacy policy of the Company is materially compliant with all applicable Law. In the last three (3) years, no written notice has been received by, and the Company has not received written notice of any claims, charges or complaints that have been made against, the Company by any Governmental Authority or other Person alleging or involving a violation of any Data Security and Privacy Requirements, and the Company is not a party to or the subject of any such pending claims, charges or complaints. In the last three (3) years, there have been no ransomware, material security incidents, or data security breaches involving, or unauthorized access or use of, any of the Company Systems, or unauthorized access to, or acquisition, destruction, damage, disclosure, loss, corruption, alteration or any use of, any Company Data in the possession, custody or control of the Company.

(n)            Except as set forth on Schedule 3.19(n): (i) with respect to the collection, storage, use and sharing of Company Data (including, as accessible from or integrated into Products/Services), the Company is in compliance in all material respects with all applicable Laws, licenses and terms of service or use and has not received notice of any claims, investigations or alleged violations of Law, licenses or terms of service or use; and (ii) the Company, and any Person acting on behalf of the Company, has provided accurate and complete disclosure with respect to Company Privacy Policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Data Privacy and Security Requirements, except as would not have a material adverse effect.

(o)            Except as set forth on Schedule 3.19(o), the Products/Services, including any data input thereto or data output therefrom, comply in all material respects with all Laws and Data Privacy and Security Requirements applicable to the Products/Services. The Products/Services comply in all material respects with any documentation, help materials, or other written statements made or available to any user of the Products/Services, including with respect to the functionality, performance, operation, and data processing of the Products/Services.

(p)            Except as would not have a material adverse effect, the Company has contractually obligated all third party service providers, outsourcers and processors who have access to Company Data collected, held or controlled by or through the Products/Services to (i) comply with Data Privacy and Security Requirements applicable to such Company Data, (ii) take reasonable steps to protect and secure such Company Data from unauthorized disclosure, and (iii) restrict use of such Company Data to those authorized or required under the servicing, outsourcing, processing or similar arrangement. The Company has contractually obligated all customers who provide Company Data to the Company in order for the Company to access such Company Data or for use in Products/Services to comply with all applicable Data Privacy and Security Requirements. Except as permitted under Data Privacy and Security Requirements, the Company has not sold, rented or otherwise made available and does not sell, rent or otherwise make available to third parties any Personal Information.

(q)            The transfer or change of ownership of Company Data in connection with the execution and performance of the transactions contemplated by this Agreement will not violate any Data Privacy and Security Requirements.

3.20         Customers and Suppliers.

(a)            Schedule 3.20(a)(i) attached hereto contains an accurate list of the top twenty-five (25) largest customers of the Company (ranked by dollar amount of revenue earned by the Company from such customers) showing the total dollar amount of revenue earned by the Company from each such customer for the calendar years ended 2022 and for the five (5) month period ended May 31, 2023 (each, a “Key Customer”). Except as set forth on Schedule 3.20(a)(ii), since January 1, 2022, no Key Customer has notified the Company that it intends to (including related to, arising from or in connection with, any Pandemic Matters) (i) stop purchasing or significantly decrease the volume of purchases of Products/Services from the Company from levels existing prior to such notification, or (ii) seek to purchase the Products/Services from any other supplier or vendor. Since July 1, 2022, to the Company’s Knowledge, no Key Customer has requested in writing a material modification to the following terms of the Contract through which such Key Customer purchases Products/Services from the Company: (A) the prices at which such Key Customer purchases Products/Services from the Company, (B) the length of the term of such Contract, (C) the Company’s warranty obligations, (D) the Company’s indemnity obligations, and/or (E) the scope of services provided to the Key Customer under such Contract. No Key Customer has provided written notice to the Company of such Key Customer being the subject of any bankruptcy or insolvency Proceeding.

(b)            Schedule 3.20(b) attached hereto contains an accurate list of the top ten (10) largest suppliers of the Company (ranked by dollar amounts paid by the Company to such suppliers) showing the total dollar amount of purchases made by the Company from each such supplier for the calendar years ended 2022 and for the five (5) month period ended May 31, 2023 (each, a “Key Supplier”). Since January 1, 2022, no Key Supplier has notified the Company that it intends to (including related to, arising from, or in connection with, any Pandemic Matters) stop supplying or significantly decrease the volume of supply of materials, products or services to the Company from levels existing prior to such notification. Since July 1, 2022, to the Company’s Knowledge, no Key Supplier has requested in writing a material modification to the following terms of the Contract through which such Key Supplier supplies materials, products or services to the Company: (A) the prices at which such Key Supplier supplies materials, products or services to the Company, (B) the length of the term of such Contract, (C) such Key Supplier’s warranty obligations, (D) the Company’s indemnity obligations, and/or (E) the scope of services provided to the Company under such Contract. No Key Supplier has provided written notice to the Company of such Key Supplier being the subject of any bankruptcy or insolvency Proceeding.

3.21         Environmental Matters. The Company is (and within the last four (4) years has been) in material compliance with all applicable Environmental Laws. Within the last four (4) years, the Company has not received any written communication from a Governmental Authority or any other Person that alleges that the Company has any liability or obligation with respect to or is not in compliance with any Environmental Law. The Company has not by Contract assumed, undertaken or provided an indemnity with respect to any liability or obligation of any other Person arising under or related to Environmental Law.

3.22         Bank Accounts. Schedule 3.22 contains a list showing: (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box, and any numbers or other identifying codes of such accounts, lock boxes, or safe deposit boxes; and (b) the names of all Persons authorized to draw thereon or to have access thereto.

3.23         Affiliated Transactions. Except as set forth on Schedule 3.23, no Stockholder, Optionholder, officer or director of the Company or any Affiliate of the foregoing (a) is a party to any material Contract with the Company under which any party thereto has continuing obligations, (b) possesses any financial interest in, or is a director or executive of, any Person that is a material customer, material supplier, lessor, lessee or competitor of the Company, or (c) has any interest in any assets or property currently used by the Company. The Company does not have any outstanding loans or advances to any officer, director or employee.

3.24         Brokers. The Company has not dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

3.25         Exclusivity of Representations and Warranties. The representations and warranties of the Company in this Article III constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby. Except as expressly set forth in this Article III, the Company does not make any express or implied representation or warranty of any kind whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

The Buyer and Merger Sub represent and warrant to the Company and the Company Securityholders that the following statements are true and correct as of the date hereof:

4.1            Organization, Existence and Good Standing. Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

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4.2            Power and Authority. Each of the Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer and Merger Sub and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of the Buyer and Merger Sub and by the Buyer as the sole stockholder of Merger Sub. No other corporate proceedings are necessary on the part of the Buyer or Merger Sub to authorize the execution, delivery and performance of this Agreement by the Buyer and Merger Sub and the consummation by the Buyer and Merger Sub of the transactions contemplated hereby.

4.3            Enforceability. This Agreement has been duly executed and delivered by the Buyer and Merger Sub and, assuming due execution and delivery by Company, the Stockholder Representative and any other party thereto, constitutes a legal, valid and binding agreement of the Buyer and Merger Sub, enforceable against the Buyer and Merger Sub in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.4            No Conflict, Required Filings and Consents. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate the Organizational Documents of the Buyer or Merger Sub; (b) conflict with or violate any Law applicable to the Buyer or Merger Sub; or (c) conflict with, result in any breach of, constitute a default under, or require any consent of any Person pursuant to any material Contract to which the Buyer or Merger Sub is a party which would have a material adverse effect on the Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby. Neither the Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery and performance by the Buyer and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby except for the filing of the Certificate of Merger with the Secretary of the State of Delaware (except no representation is made with respect to any action, consent, approval, order or authorization of, registration, declaration or filing with any Governmental Authority required as a result of the operations of the Company or matters specific to the Company).

4.5            Proceedings Against the Buyer. There is no Proceeding pending or, to the knowledge of the Buyer or Merger Sub, threatened against the Buyer or Merger Sub which questions the validity of this Agreement or which would impair the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to perform their obligations hereunder.

4.6            Brokers. Neither the Buyer nor its Merger Sub has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

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4.7            Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operation only as contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the Buyer. Except for the agreements entered into pursuant to this Agreement, or as expressly authorized by written consent of the Company, neither the Buyer nor Merger Sub, or any of their respective Affiliates, is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company relating to, or entered into in connection with, the transactions contemplated by this Agreement.

4.8            Financial Capability. The Buyer has, and, to the knowledge of Buyer, will have upon each other date upon which a payment of Merger Consideration is due hereunder, sufficient cash, marketable securities, available lines of credit or other sources of immediately available funds to pay all obligations of the Buyer and Merger Sub required to be paid hereunder, including (a) the amounts payable pursuant to Section 2.10, 2.11 and 2.12 and (b) all of the out-of-pocket costs of the Buyer and Merger Sub arising in connection with the consummation of the transactions contemplated hereby, and there is no restriction that would prohibit the Buyer from paying the amounts that the Buyer and Merger Sub are required to pay hereunder at the Closing and, to the knowledge of Buyer, upon each other date upon which a payment of Merger Consideration is due hereunder (except for any restriction that would otherwise be applicable, but with respect to which customary and commercially reasonable approvals, waivers and/or consents have been obtained such that no restriction would prohibit the Buyer from paying the amounts that the Buyer and Merger Sub are required to pay hereunder at the Closing and upon each other date upon which a payment of Merger Consideration is due hereunder). The Buyer and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding the Buyer’s, its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1            Employee Benefits. For each employee of the Company as of the Effective Time (the “Company Participants”), Buyer or an Affiliate will provide for a period no less than six (6) months (i) a rate of base salary or wages and commissions on a commission schedule (as provided in a defined commission plan as scheduled herein) that is not less favorable than those paid by the Company immediately prior to the Effective Time, and (ii) other employee benefits that are substantially similar in the aggregate to the benefits provided by the Company prior to the Effective Time (provided that such Company Participant is employed by the Surviving Corporation rather than the Buyer or another Affiliate of Buyer). Each Company Participant will receive credit under plans of Buyer or an Affiliate (“Buyer Plan”) for years of service with the Company prior to the Effective Time for purposes of eligibility to participate and vesting, but not with respect to benefits accrual other than for determining the level of vacation accrual; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. Buyer will take commercially reasonable efforts to (i) cause any and all pre-existing condition limitations and eligibility waiting periods under any Buyer Plans to be waived for each Company Participant and his or her covered dependents and (ii) provide credit under applicable plans of Buyer for any co-payments, co-insurance, out-of-pocket expenses, or deductibles paid prior to the Effective Time during the calendar year in which the Effective Time occurs under any corresponding Benefit Plan. Nothing herein shall limit or prevent the Company from ending the employment of any Company Participant following the Effective Time for cause or otherwise in the ordinary course. No Person other than the parties to this Agreement shall have any third party beneficiary rights or other rights, remedies, or benefits under any provision of this Section 5.1.

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5.2            Access to Books and Records. From and after the Closing until the seventh anniversary of the Closing Date, the Buyer will, and will cause the Surviving Corporation to, provide to Stockholder Representative (and its advisors reasonably requiring such access in light of the purposes therefor) with (a) reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records (for the purpose of examining and copying, subject to reasonable copy charges that may be charged to the Company Securityholders, by the Buyer and/or the Surviving Corporation) of the Surviving Corporation with respect to periods or occurrences prior to the Closing Date and (b) reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, advisors, accountants, offices and properties (including for the purpose of better understanding the books and records) of the Surviving Corporation, in each case, so long as such access and provision (i) do not, in the Surviving Corporation’s good faith judgment, unreasonably disrupt its business and organization and (ii) are reasonably necessary for the Stockholders and/or the Stockholder Representative (A) in connection with any claims or Proceedings related to the operation of the Company prior to the Closing Date or (B) to comply with any accounting, auditing or Tax requirements or any requirement arising under applicable Law. Unless otherwise consented to in writing by the Stockholder Representative, neither Buyer nor the Surviving Corporation will, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Surviving Corporation for any period prior to the Closing Date without first offering to surrender to the Stockholder Representative such books and records or any portion thereof (at the Company Securityholders’ cost and expense) that the Buyer or the Surviving Corporation may intend to destroy, alter or dispose of. Following the expiration of such seven (7) year period, the Buyer and the Surviving Corporation may dispose of such books and records of the Surviving Corporation thereafter without the consent of, or notice to, the Stockholder Representative. Notwithstanding the foregoing, no such access shall be permitted to the extent it would (A) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of the Buyer, the Surviving Corporation or their Affiliates or (B) contravene any Law, Contract or other obligation of confidentiality. The obligation of the Buyer and the Surviving Corporation to provide the access described in this Section 5.2 is subject to the execution by the requesting party of a confidentiality agreement not more burdensome to requesting party than the confidentiality restrictions in the Letter of Transmittal and otherwise in form and substance reasonably satisfactory to the Surviving Corporation and Stockholder Representative.

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5.3            No Other Representations and Warranties. Each of Buyer, Parent Guarantor and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into and, based thereon, has formed an independent judgment concerning the Company and its businesses and operations. In connection with the investigation of Buyer, Parent Guarantor and Merger Sub of the Company and its businesses and operations, Buyer, Parent Guarantor and Merger Sub have received from the Company or its representatives certain projections, estimates, plans, budgets, and other forecasts regarding the future performance of the Company (“Forward-Looking Statements”). Buyer, Parent Guarantor and Merger Sub acknowledge and agree that (a) there are uncertainties inherent in attempting to make such Forward-Looking Statements, (b) they are familiar with such uncertainties, (c) they are taking full responsibility for making their own evaluations of the adequacy and accuracy of all Forward-Looking Statements so furnished to them or their representatives and (d) they are not relying on any representations or warranties with respect to the Company, its businesses or operations, except for those representations and warranties expressly set forth in this Agreement and the Ancillary Documents (and, as it relates to matters set forth in the Letters of Transmittal, the representations and warranties expressly set forth therein).

5.4            401(k) Plan Termination. The Company shall, effective no later than the day immediately preceding the Closing Date (“401(k) Plan Termination Date”) and contingent upon the Closing, adopt resolutions to terminate the Resolute Innovation Inc Retirement Trust (“401(k) Plan”) as of the 401(k) Plan Termination Date. Buyer agrees that its 401(k) plan will accept transfers or rollovers from Company Participants of part or all of their distributions from the 401(k) Plan, including any participant loans.

ARTICLE VI

INDEMNIFICATION

6.1            Survival Period. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, all representations, warranties and covenants made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Notwithstanding the foregoing sentence, except in the case of Fraud, no party shall be entitled to recover for any Losses pursuant to Section 6.2 or Section 6.3 unless written notice of a claim thereof is delivered to the other party(ies) prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date that is twelve (12) months from the Closing Date; provided, however, that the Applicable Limitation Date:

(a)            with respect to any Losses arising from, related to, or in connection with, (i) a breach of any representation or warranty set forth in any Fundamental Representation (other than with respect to (1) a breach of any representation or warranty set forth in Section 3.9 (Taxes) or (2) a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j) (Intellectual Property)), (ii) pursuant to Section 6.2(d) with regard to subsections (i) and (ii) of the definition of Indemnified Liabilities, and (iii) pursuant to Section 6.3(a), in each case, shall mean five (5) years after the Closing Date, and the parties hereby waive all applicable statutory limitation periods with respect to any claim or action brought thereunder;

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(b)            with respect to any Losses arising from, related to, or in connection with, a breach of any representation or warranty set forth in Section 3.9 (Taxes) and pursuant to Section 6.2(d) with regard to the subsection (iii) of the definition of Indemnified Liabilities, shall mean ninety (90) days following the expiration of the period of the applicable statute of limitations of the underlying statutes for potential claims relating to such section or subsection, as applicable;

(c)            with respect to any Losses arising from, related to, or in connection with, a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j) (Intellectual Property), shall mean three (3) years after the Closing Date, and the Stockholders hereby waive all applicable statutory limitation periods with respect to any claim or action brought thereunder; and

(d)            shall mean any time after the Closing Date for any Loss pursuant to Section 6.2(b) or Section 6.3(b) until such covenants and agreements are fully discharged (unless the applicable covenant or agreement specifies a shorter period for performance or survival, then ninety (90) days after the end of the applicable period), and the parties hereby waive all applicable statutory limitation periods with respect to any claim or action brought thereunder.

In the event that written notice of an indemnification claim arising under Section 6.2 or Section 6.3, as the case may be, is presented prior to the expiration of the Applicable Limitation Date, such claim shall, subject to the Indemnified Party’s obligation to notify the Indemnifying Party in accordance with Section 6.4, not be affected in any way by the expiration of the Applicable Limitation Date pursuant to this Section 6.1.

6.2            Indemnification of the Buyer. The Stockholders, severally (in accordance with their Applicable Percentage) but not jointly, shall indemnify and defend the Buyer, its Affiliates (including, after the Closing, the Surviving Corporation) and their respective officers, directors, managers, members, equity holders, employees, agents, partners, representatives, successors and permitted assigns (collectively, the “Buyer Parties”, and each, a “Buyer Party”), and hold each of them harmless from and against, any and all Losses incurred by the Buyer Parties with respect to, in connection with or arising from:

(a)            any misrepresentation or the breach of any representation or warranty made by the Company in this Agreement and in any Ancillary Document delivered hereunder on the part of the Company;

(b)            the breach or non-fulfillment of any covenant or obligation of the Stockholder Representative contained in this Agreement and/or in any Ancillary Document delivered hereunder on the part of the Stockholder Representative;

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(c)             any Fraud of the Company; and/or

(d)            the Indemnified Liabilities.

For purposes of clarification, (i) if a Stockholder breaches any of the representations and warranties set forth in such Stockholder’s Letter of Transmittal, or (ii) if a Stockholder breaches any covenant in such Stockholder’s Letter of Transmittal, then such Stockholder shall be responsible for one hundred percent (100%) of the Losses suffered or incurred by any Buyer Party relating to or resulting or arising from such breach and no other Stockholder shall have liability to the Buyer Parties for the same.

6.3            Indemnification of Stockholders. The Buyer shall indemnify, defend, and hold harmless the Company Securityholders from and against any and all Losses incurred by the Company Securityholders with respect to, in connection with, or arising from:

(a)             any misrepresentation or breach by Buyer, Merger Sub or Parent Guarantor of any representation or warranty made by any of the foregoing Persons in this Agreement or in any Ancillary Document delivered hereunder on the part of any of the foregoing Persons;

(b)            the breach or non-fulfillment of any covenant or obligation of Buyer, Merger Sub or Parent Guarantor in this Agreement or in any Ancillary Document delivered hereunder on the part of any of the foregoing Persons; and/or

(c)             any Fraud of the Parent Guarantor, Buyer or Merger Sub.

Any indemnification to which the Company Securityholders are entitled under this Agreement as a result of any Loss of the Company Securityholders shall be satisfied by the Buyer by payment by wire transfer of immediately available funds to the Payments Administrator for further distribution to the Company Securityholders in accordance with the Distribution Schedule within ten (10) days after the final determination of the amount of such Losses.

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6.4            Indemnification Procedures; Calculation of Losses. The party making a claim for indemnification under Section 6.2 or Section 6.3 is referred to herein as the “Indemnified Party”, and collectively, as the “Indemnified Parties”, and the party against whom such claim(s) are asserted is referred to herein as the “Indemnifying Party”, and collectively as the “Indemnifying Parties”. For purposes of this Section 6.4, if the Stockholders, collectively, comprise the Indemnified Parties or Indemnifying Parties, then in each such case all references to such Indemnified Parties or Indemnifying Parties, as the case may be, (except for provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholder Representative acting on behalf of such Indemnified Parties or Indemnifying Parties, as applicable.

(a)            Direct Claims. Any claim by an Indemnified Party on account of a Loss which results from a claim by a party to this Agreement or Affiliate of a party to this Agreement (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof within sixty (60) days from the time the Indemnified Party became aware of any matter or circumstance that is reasonably likely to give rise to a claim for indemnification under this Agreement describing in reasonable detail, to the extent available, the facts constituting the basis for such Direct Claim, the specific basis for the claim for indemnification under Section 6.2 or Section 6.3, as applicable, and the amount, to the extent known, of the Direct Claim asserted. Failure to give timely notice of a Direct Claim shall not affect the Indemnifying Party’s duties or obligations under Section 6.2 or Section 6.3, as applicable, except and only to the extent that, as a result of such failure, the Indemnifying Party was actually damaged as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such Direct Claim and the Indemnifying Party’s obligation to indemnify, defend and hold harmless the Indemnified Party for the full amount of all Losses related to or resulting therefrom. If the Indemnifying Party responds to the Indemnified Party during such thirty (30)-day period, upon request of either the Indemnified Party or the Indemnifying Party, the Indemnified Party and the Indemnifying Parties agree to provide each other with reasonable access to such documents and information as may be reasonably requested in connection with such Direct Claim. The Indemnifying Party shall promptly pay the Indemnified Party any amount due with respect to a Direct Claim that becomes a Payable Claim.

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(b)            Third Party Claims. The following provisions shall apply to any Loss subject to indemnification under Section 6.2 or Section 6.3, as applicable, that is a Proceeding filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Authority (each, a “Third Party Claim”, and each of a Direct Claim and a Third Party Claim, a “Claim”); provided, however, that for purposes of clarification, neither the Buyer nor any Stockholder nor their respective Affiliates shall be deemed to be “third parties” for purposes of such term:

(i)            The Indemnified Party shall give the Indemnifying Party prompt written notice (and in any event written notice delivered within sixty (60) days after the receipt of service or other notice of the commencement of any Proceeding) of the Third Party Claim (“Claims Notice”); provided, however, failure to give timely notice of a Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under Section 6.2 or Section 6.3, as applicable, except and only to the extent that, as a result of such failure, the Indemnifying Party was actually damaged as a result of such failure. Except as set forth in Section 6.4(b)(ii), and subject to Section 6.4(b)(iii), the Indemnifying Party may choose to undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by it, which must be reasonably satisfactory to the Indemnified Party, if the Indemnifying Party so requests in writing delivered to the Indemnified Party within thirty (30) calendar days of the Claims Notice (or sooner, if the nature of the Third Party Claim requires) (an “Assumption Notice”). The Indemnifying Party’s decision to undertake the defense of the Third Party Claim shall not be considered as an admission by the Indemnifying Party of any indemnification obligation under the relevant Third Party Claim but, if the Indemnifying Party delivers an Assumption Notice, the Indemnifying Party shall continue to be responsible for all of the costs and expenses in connection with its control and defense of the Third Party Claim regardless of the ultimate outcome of such Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of any such Proceeding, with its counsel and at its own cost and expense. Whether the Indemnifying Party or the Indemnified Party has undertaken the defense of a Third Party Claim, each party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim.

(ii)            Notwithstanding any provision in this Agreement to the contrary: (1) (A) if the Indemnified Party is a Buyer Party and the Third Party Claim involves a customer of the Company or a Key Supplier required to be listed on Schedule 3.20(b) (regardless of whether or not such Key Supplier is actually listed thereon), (B) if there is a reasonable possibility that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (C) if the third party seeks injunctive or other equitable relief from an Indemnified Party or the Third Party Claim involves criminal or quasi-criminal allegations against an Indemnified Party or involves a claim by a Governmental Authority directly against an Indemnified Party, (D) if there is a reasonable possibility that the Third Party Claim could result in liability exceeding the amount of the Indemnifying Party’s remaining liability under this Article VI, or (E) if third party counsel for the Indemnified Party reasonably concludes that the Indemnified Party and the Indemnifying Party have a material conflict of interest with respect to such Third Party Claim, then, in each case (upon further notice to the Indemnifying Party), (y) the Indemnifying Party shall not have the right to undertake and control the defense and/or settlement of the Third Party Claim pursuant to Section 6.4(b)(i) and (z) the Indemnified Party shall, subject to Section 6.4(b)(iii), undertake and control the defense and/or settlement of the Third Party Claim. The Indemnifying Party may, at its option, elect to participate at its own expense in the defense of any Third Party Claim.

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(iii)           The Party that is controlling the defense of a Third Party Claim (the “Controlling Party”) shall not, without the prior written consent of the Party not controlling the defense (the “Non-Controlling Party”) of the Third Party Claim (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to the entry of any judgment with respect to a Third Party Claim unless (x) the claimant and the Controlling Party provides to the Non-Controlling Party a complete and unqualified release from all liability from any Losses in respect of the Third Party Claim and (y) the settlement or compromise does not include an admission by any party (including the Non-Controlling Party) as to the relative merits of any of the factual disputes and legal positions advocated by the parties in any Third Party Claim nor require the payment of any money by the Non-Controlling Party and does not provide for injunctive or other nonmonetary relief affecting the Non-Controlling Party.

(iv)            Subject to Section 6.4(b)(iii), above, if the Indemnifying Party assumes the defense pursuant to Section 6.4(b)(i) and fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice to the Indemnifying Party and, for the avoidance of doubt, subject to Section 6.4(b)(iii)) have the right to undertake the defense, compromise or settlement of the Third Party Claim.

(v)            Upon any Third Party Claim becoming a Payable Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal, if any. The Indemnifying Party shall provide prompt written notice of any such appeal to the Indemnified Party. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person that made the Third Party Claim.

(c)            A “Payable Claim” shall mean a Claim for indemnification under this Article VI, to the extent that such Claim has not yet been satisfied, that is (i) resolved by a final order, judgment or decree of any court of competent jurisdiction, (ii) covered by an agreement between the applicable Indemnified Party and the applicable Indemnifying Party to resolve such dispute as evidenced by a writing setting forth such agreement signed by such parties, or (iii) finally resolved in accordance with the terms set forth in this Section 6.4. For the avoidance of doubt, for purposes hereof, if the Indemnifying Party is a Stockholder, any agreement to resolve a dispute shall be signed by the Stockholder Representative on behalf of such Stockholder.

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6.5            Limits on Indemnification; Calculation of Losses.

(a)            With respect to any claim as to which a Buyer Party may be entitled to indemnification under Section 6.2(a) relating to any non-Fundamental Representation, the Indemnifying Party shall not be liable for any individual or series of related Losses based on the same set of facts which do not exceed $10,000 (the “Eligible Claim Threshold”) (and any Losses that exceed the Eligible Claim Threshold shall be counted toward the Basket). Any claim for indemnification pursuant to Section 6.2(a) relating to any non-Fundamental Representation that exceeds the Eligible Claim Threshold may be referred to herein as an “Eligible Claim”. No Buyer Party shall be entitled to indemnification pursuant to Section 6.2(a) relating to any non-Fundamental Representation until such time as the aggregate amount of all Losses from Eligible Claims sustained by the Buyer Parties exceeds an amount equal to $75,000 (the “Basket”) (at which point the Buyer Parties shall be entitled to indemnification from and against all such Losses above and beyond the Basket (i.e., a “deductible” basket)).

(b)            The maximum aggregate liability with respect to any Losses under Section 6.2(a) (other than Losses relating to Fundamental Representations) shall in the aggregate amount be limited to an amount equal to the amount of the Escrow Amount (the “First Cap”). The maximum aggregate liability with respect to any Losses under Section 6.2(a) relating to a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j) (Intellectual Property) shall in the aggregate amount be limited to $1,230,000 (the “Second Cap”). The maximum aggregate liability of the Stockholders with respect to (A) any Losses under Section 6.2(a) relating to any breach of any Fundamental Representations (other than a breach of any representation or warranty set forth in Section 3.19(a) through Section 3.19(j) (Intellectual Property)), (B) any Losses under Section 6.2(b), (C) any Losses under Section 6.2(c), and (D) any Losses under Section 6.2(d), shall be limited to an amount equal to the Merger Consideration actually paid to all Stockholders (in the aggregate) in respect of the Stockholders’ Company Capital Stock, Convertible Notes, and/or In-the-Money Options, treating for such purpose any amount that would have been paid to the Stockholders but for Buyer properly exercising its setoff rights as provided under Section 6.7 as having been paid to the Stockholders (the “Overall Cap”).

(c)            Notwithstanding anything to the contrary in this Agreement:

(i)            any claims for Losses involving Fraud (including, without limitation, any Losses under Section 6.2(c)) shall not be subject to the Eligible Claim Threshold, the Basket, the First Cap or the Second Cap, and any indemnification payments made with respect to any such claims for Losses involving Fraud will not be included in the determination of whether the Eligible Claim Threshold, the Basket, the First Cap or the Second Cap thresholds have been met;

(ii)            Losses relating to any Fundamental Representations shall not be subject to an Eligible Claim Threshold or the Basket, and any indemnification payments made with respect to any such claims for Losses relating to any Fundamental Representations will not be included in the determination of whether an Eligible Claim Threshold or the Basket threshold has been met;

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(iii)            the Buyer’s maximum aggregate liability with respect to any liability or Losses under Section 6.3, shall, in the aggregate be limited to an amount equal to the Merger Consideration;

(iv)            in no event shall a Stockholder be liable to the Buyer Parties for Losses for an individual indemnity claim under Section 6.2 in excess of such Stockholder’s Applicable Percentage of such Losses; provided, however, that the limitations set forth in this Section 6.5(c)(iv) shall not apply with respect to any Losses arising out of or relating to (A) such Stockholder’s breach of any of the representations and warranties set forth in such Stockholder’s Letter of Transmittal, or (B) such Stockholder’s breach of any covenant in such Stockholder’s Letter of Transmittal; and

(v)            in no event shall a Stockholder be liable to the Buyer Parties for Losses in excess of the Merger Consideration actually paid to such Stockholder in respect of such Stockholder’s Company Capital Stock, Convertible Notes, and/or In-the-Money Options or that would have been paid to such Stockholder but for Buyer properly exercising its setoff rights as provided under Section 6.7; provided, however, that the limitations set forth in this Section 6.5(c)(v) shall not apply with respect to any claims for Fraud by such Stockholder in such Stockholder’s Letter of Transmittal (and, for the avoidance of doubt, no Stockholder shall be liable for any Fraud or breach by any other Stockholder in such other Stockholder’s Letter of Transmittal). For the avoidance of doubt, with respect to the limitations set forth in Section 6.5(c)(v), if a Stockholder received any Merger Consideration in respect of any Convertible Notes or Options held by such Stockholder (whether in such Person’s capacity as a Stockholder or as a Company Securityholder), then the maximum liability of such Stockholder pursuant to Section 6.5(c)(v) shall be equal to the sum of the Merger Consideration paid to such Stockholder in respect of such Stockholder’s Company Capital Stock, Convertible Notes, and In-the-Money Options.

(d)            For purposes of Section 6.2 and Section 6.3, the existence of a misrepresentation or breach or inaccuracy in a representation or warranty and the determination of the Loss related thereto shall be determined without giving effect to any qualification in the representations and warranties by materiality, in all material respects, material adverse effect or other variations of the word “material”; provided that, the materiality qualifications in Section 3.6 shall not be disregarded. The rights of any Indemnified Party to indemnification or any other remedy pursuant to this Agreement shall not be impacted or limited by any knowledge that any Indemnified Party (including by any of its representatives or agents) may have acquired, or could have acquired, whether before, after or on the Closing Date, nor by any investigation or due diligence performed by any Indemnified Party (including by any of its representatives or agents). Each Stockholder acknowledges and agrees that, regardless of any investigation made (or not made) or any due diligence performed (or not performed) by or on behalf of any Indemnified Party, and regardless of the results of any such investigation or due diligence, the Buyer and Merger Sub have entered into the transactions contemplated hereby in express reliance upon the representations and warranties of the Company set forth in this Agreement.

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(e)            The amount of any Losses for which indemnification, compensation or reimbursement is provided under Section 6.2 and Section 6.3 shall be calculated net of any insurance proceeds, contribution payments, reimbursements or other indemnification payments actually received by any Indemnified Party on account of such Losses, less any fees and expenses (including any increase in insurance premiums) incurred in obtaining such recovery; provided, however, that in no event shall any Indemnified Party have any obligation to seek recovery by way of applicable insurance proceeds, contribution payments, reimbursements or other indemnification payments, other than as may be consistent with obligations to mitigate damages under applicable Law. The amount of any Losses for which indemnification, compensation or reimbursement is provided under Section 6.2 shall be calculated net of any actual reduction in Taxes recognized by the Buyer or any of its Affiliates in the year of such Loss and the succeeding year.

(f)            The Buyer Parties may not recover under Section 6.2 for any item of Losses in the event and to the extent the Buyer previously received recovery for such item of Loss that was included in current liabilities in the computation of the Net Working Capital, was included in the determination of Indebtedness or Unpaid Transaction Expenses or otherwise was taken into account in the determination of the Final Closing Merger Consideration, in each case, as finally determined pursuant to Section 2.11.

(g)            Amounts paid by any party as indemnification payments shall be treated as adjustments to the Merger Consideration, including, for the avoidance of doubt, for Tax purposes, unless otherwise required by Law.

(h)            For the avoidance of doubt, nothing set forth in this Section 6.5 shall limit a party’s rights to seek specific performance pursuant to Section 11.16.

6.6            Disbursements. Any obligation constituting a Payable Claim of the Stockholders under this Article VI shall be satisfied (1) first, from the Escrow Amount on a joint and several basis until the Escrow Amount is exhausted, and (2) second, only to the extent that the remaining Escrow Amount is less than such Losses following depletion of the Escrow Amount, by the Stockholders, severally (in accordance with their Applicable Percentage) but not jointly, directly.

(a)            On the date which is twelve (12) months following the Closing Date (the “Escrow Release Date”), the Buyer and the Stockholder Representative shall issue a joint written direction to instruct the Escrow Agent to release from the Escrow Account to the Payments Administrator the amount then remaining in the Escrow Account as of the Escrow Release Date (if any), less the amount of any pending Claim submitted for indemnification under Article VI by a Buyer Party (an “Unresolved Claim”) as of the Escrow Release Date; and

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(b)            Thereafter, as the Unresolved Claims outstanding as of the Escrow Release Date are resolved by the parties, the Buyer and the Stockholder Representative shall issue a joint written direction to instruct the Escrow Agent to release any remaining sums from the Escrow Account to the Payments Administrator, to the extent that the amount remaining in the Escrow Account exceeds at any time the total of any such remaining Unresolved Claims and any payments to the Buyer Parties required by the resolution of any prior Unresolved Claims that have become Payable Claims.

(c)            Any amounts released to the Payments Administrator under this Section 6.6 shall be paid by wire transfer of immediately available funds to the bank account or accounts designated in writing by the Stockholder Representative in the applicable joint written direction. With regard to any payments to be made to the Payments Administrator, the Stockholder Representative shall promptly provide a written instruction to the Payments Administrator to distribute such amount to the Stockholders and the Optionholders in accordance with the Distribution Schedule; provided, however, with respect to any portion thereof payable to Optionholders who are current or former employees of the Company, to the applicable payroll processor for further distribution to such Optionholders (it being understood that any payments to Optionholders who are not current or former employees of the Company shall be made through the Payments Administrator).

6.7            Offset. Notwithstanding anything in this Agreement to the contrary, if a Stockholder shall fail to pay any amounts that he/she/it is obligated to pay to a Buyer Party under this Agreement (which is fully and finally resolved and for which Buyer Party is entitled to recovery pursuant to this Agreement), including any Payable Claim comprising amounts that such Stockholder is obligated to pay pursuant to the indemnification obligations set forth in this Article VI or any amount that a Stockholder owes as a result of a fully and finally resolved claim relating to a breach of a representation, warranty and/or covenant in such Stockholder’s Letter of Transmittal, then the Buyer Parties shall have the right to set off all or any portion of such amounts against any amounts due and owing from the Buyer Parties to such Stockholder (including any such amounts pursuant to Section 2.12). Any amounts so set off shall be deemed to have been paid to the Stockholder(s) as of the date on which written demand for payment of the amount in question was provided to the Stockholder Representative. Notwithstanding anything herein to the contrary, in the event that there are Losses arising under Section 6.2 (other than Losses arising directly from a breach of any representation, warranty and/or covenant in a Stockholder’s Letter of Transmittal for which only that Stockholder is liable) from claims that are fully and finally resolved and for which Buyer Party is entitled to recovery pursuant to this Agreement, then (a) the Buyer Parties shall have the right to set off all or any portion of such Losses (including the portion of such Losses that would have been payable by the Optionholders if the Optionholders were required to participate in any indemnification under Section 6.2 on a pro rata basis with the Stockholders) against any amounts due and owing from the Buyer Parties to the Company Securityholders (including any such amounts pursuant to Section 2.12), and (b) the amount of such set off shall be taken into consideration in the Distribution Schedule in a manner that causes all Company Securityholders, including the Optionholders, to bear such liability (rather than only the Stockholders) (such that amounts owing to Optionholders, for example, may be subject to this offset, even though they are not otherwise subject to indemnification obligations under this Article VI). Without limiting the generality of the foregoing and solely by way of example, if (i) there is a Payable Claim due to the Buyer Parties for Losses totaling $1,000,000 (such amount being determined before taking into account each Stockholder’s Applicable Percentage of such Losses) and (ii) the Earnout Amount payable by Buyer is equal to $1,500,000, then the Buyer shall have the right to set off the full amount of the Losses (i.e., $1,000,000) against the Earnout Amount, which would result in $500,000 (i.e., the remaining portion of the Earnout Amount) being payable to the Company Securityholders.

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6.8            Exclusive Remedy. The indemnification provisions contained in this Article VI are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Indemnified Party may incur arising from or relating to this Agreement, the Merger, or the other transactions contemplated hereby; provided, however, that the foregoing shall not apply to (a) claims for Fraud against any Person committing such Fraud, (b) any right of a party to this Agreement to seek equitable relief permitted by Section 11.16, (c) any rights of a party to this Agreement with respect to the final determination of any adjustment to the Estimated Closing Merger Consideration in accordance with Section 2.11, (d) any rights of a party to this Agreement with respect to the final determination of the Earnout Amount under Section 2.12, and (e) Section III of the Letters of Transmittal as it relates to the Buyer Parties’ right to seek specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions set forth in the Letters of Transmittal.

ARTICLE VII

CLOSING MATTERS

7.1            Obligations of the Buyer. At or prior to Closing, the Buyer shall deliver, or cause to be delivered to the Company:

(a)            the Preliminary Closing Statement, duly executed by the Buyer

(b)            the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(c)            a certificate duly executed by the Buyer’s and Parent Guarantor’s corporate secretary (or equivalent officer) certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer and Parent Guarantor authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the approval of the Merger.

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7.2            Obligations of the Company. At or prior to Closing (unless, otherwise expressly stated), the Company shall deliver, or cause to be delivered to the Buyer, in form and substance reasonably acceptable to the Buyer:

(a)            the Preliminary Closing Statement, duly executed by the Company, and the Distribution Schedule, duly executed by the Company;

(b)            duly executed Payoff Letters, satisfactions, termination statements and releases, all in a form reasonably satisfactory to the Buyer, sufficient to release the Liens affecting the Shares, and the properties and assets of the Company;

(c)            a duly completed certificate dated as of the Closing Date, executed by the Company’s corporate secretary, certifying pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations (including the required notice to the IRS under Treasury Regulations Section 1.897-2(h)) that the Shares are not United States real property interests within the meaning of Section 897(c) of the Code;

(d)            a copy of the Company’s certificate of incorporation (certified by the Secretary of State of the State of Delaware) (the “Company Certificate of Incorporation”) and a certificate of good standing from the State of Delaware dated within five (5) days of the Closing Date;

(e)            except as otherwise specified by the Buyer, executed letters of resignation from each officer and director of the Company, subject to and effective upon the Closing;

(f)            evidence reasonably satisfactory to the Buyer that all outstanding Options have been, or upon the effectiveness of the Closing will be, cancelled and are of no further force or effect and that the Company has terminated the Equity Incentive Plan;

(g)            a certificate duly executed by the Company’s corporate secretary (or equivalent officer) certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) the written consent of the Stockholders evidencing the Company Stockholder Approval, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the approval of the Merger;

(h)            the Escrow Agreement duly executed by the Stockholder Representative and the Escrow Agent;

(i)              consents from or notices to those Governmental Authorities and those counterparties to the Contracts and Governmental Authorizations listed on Exhibit 7.2(i);

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(j)              termination agreements terminating those Contracts set forth on Exhibit 7.2(j), duly executed by the Company and the counter-party thereto;

(k)            evidence that the D&O Tail Policy is bound and in full force and effect as of the Closing;

(l)             evidence satisfactory to Buyer that Company’s 401(k) plan has been properly terminated (including the execution of any amendments necessary in accordance with applicable Law), effective as of the 401(k) Termination Date; and

(xvii)        to the Buyer, one compact disc or thumb drive containing all the documents contained in the Data Room as of the Business Day prior to the Closing.

ARTICLE VIII

OFFICER AND DIRECTOR INDEMNIFICATION

The Buyer shall, and shall cause the Company to, for a period of six (6) years after the Closing Date, unless otherwise required by applicable Law, indemnify and hold harmless against any and all losses, claims, damages, expenses and liabilities, and provide advancement of expenses in advance of the final disposition of any such claim or Proceeding to, all directors and officers of the Company as of the execution of this Agreement (in their capacities as such) (collectively, the “D&O Indemnified Parties”) to the fullest extent permitted by Law for acts or omissions occurring prior to the Closing Date; provided that in the event any claim is asserted or made within such six (6) year period, all rights hereunder in respect of such claim shall continue until disposition thereof.

On or prior to the Closing Date, the Company shall have procured a non-cancellable run-off tail insurance policy from the Company’s current insurance provider of not less than the existing coverage amount for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for the D&O Indemnified Parties (the “D&O Tail Policy”).

The covenants contained in this Article VIII are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which the D&O Indemnified Parties are entitled, whether pursuant to Law, by Contract or otherwise.

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ARTICLE IX

DISCLOSURE SCHEDULE

The Schedules attached to this Agreement and the information set forth therein (collectively, the “Disclosure Schedule”) specifically refer to the section or paragraph of this Agreement to which such schedule is responsive, and shall be deemed to have been disclosed with respect to all other sections for which the relevance of such disclosure to such other section is reasonably apparent on its face. All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. The information set forth in the Disclosure Schedule is disclosed solely for the purposes of the Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement, nor shall it confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right. The Disclosure Schedule and the information and disclosures contained herein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Where the terms of a contract, lease, agreement or other disclosure item have been summarized or described in the Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract, lease, agreement or other disclosure item and are qualified in their entirety by the specific terms or facts thereof. In disclosing the information in the Disclosure Schedule, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information provided in the Disclosure Schedule is being provided solely for the purpose of making the disclosures to Buyer and Merger Sub. The Company does not assume any responsibility to any person or entity that is not a party to this Agreement (other than the Buyer Parties) for the accuracy or completeness of any information therein. The information was not prepared or disclosed with a view to its potential disclosure to others.

ARTICLE X

TAX MATTERS

10.1            Filing of Tax Returns. The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period. The Buyer shall provide such Tax Returns to the Stockholder Representative for review and comment at least thirty (30) days prior to the due date (including extensions) thereof, if available at such time, or as soon as reasonably practical if not available at such time. Following receipt of its copy of each such Tax Return, the Stockholder Representative shall have a period of ten (10) Business Days to provide the Buyer with a statement of any disputed items with respect to such Tax Return. In the event that the Buyer and Stockholder Representative are unable to reach agreement with respect to any disputed items within a period of five (5) days after the Buyer’s receipt of such statement, all such disputed items shall be submitted to the Independent Accounting Firm for final resolution prior to the applicable filing due date. The Stockholders shall be responsible for (i) all Taxes payable with respect to any Tax Return of the Company for a Tax Period that ends on or before the Closing Date, and (ii) the pre-Closing portion of any Taxes payable with respect to any Tax Return for a Straddle Period, as determined pursuant to Section 10.2, and, in each case, shall reimburse the Buyer for any such Taxes within ten (10) Business Days after payment of such Taxes by the Buyer, the Company/Surviving Corporation or their respective Affiliates, except to the extent that such Taxes have specifically been included as a liability in Net Working Capital or Indebtedness as finally determined.

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10.2            Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes allocated to the Pre-Closing Tax Period for purposes of this Agreement for which Stockholders are liable shall be:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date; and

(b)            in the case of other Taxes, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period.

10.3            Transfer Taxes. The Stockholders shall pay 50% of all Transfer Taxes and the Buyer shall pay 50% of all Transfer Taxes arising out of or in connection with the transactions contemplated hereby and Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. The Stockholders shall cooperate with the execution of documents and Tax Returns related to Transfer Taxes, as required by applicable Law.

10.4            Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, the Stockholders, or any of their Affiliates shall have any further rights or liabilities thereunder.

10.5            Certain Actions. The Stockholders shall not make any election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement. Without the prior written consent of the Stockholder Representative, not to be unreasonably withheld, conditioned or delayed, Buyer shall not (and shall cause the Company and Buyer’s Affiliates not to): (i) amend, refile or modify any previously filed Tax Returns relating in whole or in part to the Company or file a claim for refund for a Pre-Closing Tax Period, (ii) file a Tax Return for a Pre-Closing Tax Period in respect of the Company in a jurisdiction where the Company did not file such Tax Return for such period, (iii) voluntarily initiate discussions or examinations with any Governmental Authority regarding Taxes of the Company with respect to a Pre-Closing Tax Period, or (iv) make any voluntary disclosures with respect to Taxes of the Company for a Pre-Closing Tax Period, in each case, that could reasonably be expected to increase the Stockholders’ liability for Taxes for a Pre-Closing Tax Period. Buyer shall not make an election under Section 338 with respect to the transactions contemplated by this Agreement.

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10.6            Tax Contests. The Buyer agrees to give notice to the Stockholder Representative of the receipt of any written notice from a Tax authority by the Company, the Buyer or any of the Buyer’s Affiliates that involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by the Buyer pursuant to Article VI (a “Tax Claim”); provided, that failure to comply with this notice provision shall not affect the Buyer’s right to indemnification hereunder. The Stockholder Representative shall have the right to control the contest or resolution of any Tax Claim that relates solely to Pre-Closing Tax Periods and shall keep the Buyer informed with respect to the commencement, status, and nature of any such Tax Claim; provided that the Stockholder Representative shall not settle any such Tax Claim without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Buyer shall control the contest or resolution of any Tax Claim not controlled by Stockholder Representative and shall keep the Stockholder Representative informed with respect to the commencement, status, and nature of any such Tax Claim; provided that the Buyer shall not settle any such Tax Claim without the Stockholder Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Stockholder Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholders.

10.7            Cooperation and Exchange of Information. The Stockholders, the Stockholder Representative and the Buyer shall provide each other with such cooperation and information as any of the foregoing reasonably may request of the other in filing any Tax Return pursuant to this Article X or in connection with any Proceeding with respect to Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities. Each of the Stockholders, the Stockholder Representative and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any Pre- Closing Tax Period until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any Tax period beginning on or before the Closing Date, the Stockholder Representative shall provide the Buyer, and the Buyer shall provide the Stockholder Representative, with reasonable written notice and offer such Party the opportunity to take custody of such materials.

ARTICLE XI

MISCELLANEOUS

11.1            Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be paid as provided in this Agreement.

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11.2            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the day of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via email transmission to the email address given below and actually received by the receiving party’s systems; or (c) one (1) Business Day after being sent by Fed Ex or a similar nationally recognized overnight courier (with next day delivery specified):

If to the Stockholder Representative and/or any Company Securityholder (after the Closing):

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy to (which shall not constitute notice):

Arnold & Porter

601 Massachusetts Avenue, NW

Washington, DC 20001-3743

Attention: Carlyn Williams

Email: Carlyn.Williams@arnoldporter.com

If to the Buyer or Parent Guarantor:

Reprints Desk, Inc.

10624 S. Eastern Avenue Suite A-614

Henderson, NV 89052

Attention: Chief Financial Officer

Email: legal@reprintsdesk.com

with a copy to (which shall not constitute notice):

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, Wisconsin 53202-5615

Attention: Mark C. Witt and Nicholas J. Vlies

Email: mcwitt@gklaw.com and nvlies@gklaw.com

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Any party may change its address for the purpose of this Section 11.2 by giving the other party written notice of its new address in the manner set forth above.

11.3            No Presumption Against Drafting Party. Each of the Buyer, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

11.4            Entire Agreement. This Agreement, along with the Confidentiality Agreement and the documents and instruments to be delivered by the parties pursuant to the provisions hereof, constitute the entire agreement among the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, Schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto and, specifically, no amendment, alternative or supplementary provision to this Agreement made by the Company (or the Surviving Corporation) shall be binding on the Company (or the Surviving Corporation) without the prior written consent of both an appropriate officer or other authorized signatory of the Company and the Stockholder Representative.

11.5            Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. Except as expressly provided herein, no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11.6            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed through the exchange of pdf e-mail signature pages, which shall have the same legal effect as original signatures.

11.7            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

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11.8            Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.9            Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except with respect to the Buyer Parties and as otherwise provided in Article VIII, Section 11.14, Section 11.18, Section 11.19, and this Section 11.9, nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights; provided that, the Company Securityholders are intended third party beneficiaries of this Agreement, including without limitation the rights to the payments of the Merger Consideration and to enforce this Agreement, including pursuing any available remedies against Buyer, Merger Sub and Parent Guarantor. The Buyer, the Merger Sub, the Parent Guarantor, the Company, and the Stockholder Representative (each, a “Transaction Party”, and collectively, the “Transaction Parties”) will not, and will not cause any other Person to, or permit any assignee or transferee of rights of such Transaction Party under this Agreement to, (x) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby or consummated or contemplated to be consummated in connection herewith, against any Nonparty Affiliate other than (1) the other Transaction Parties (and against such Transaction Parties only pursuant to the terms and conditions of this Agreement), and (2) the Stockholders (and against such Stockholders only pursuant to the express terms and conditions applicable to them set forth in this Agreement and the applicable Letters of Transmittal) or (y) without limiting the generality of clause (x), hold or attempt to hold any Nonparty Affiliate of a Transaction Party (other than Stockholders (and then against such Stockholders only pursuant to the express terms and conditions applicable to them set forth in this Agreement and the applicable Letters of Transmittal)) liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by or on behalf of a Transaction Party or any of its Nonparty Affiliates or their respective agents or other representatives concerning the Company, its business, this Agreement or the transactions contemplated hereby or consummated or contemplated to be consummated in connection herewith. A Transaction Party’s “Nonparty Affiliates” means such Transaction Party’s past, present or future direct or indirect equityholders and such Transaction Party’s and each such equityholder’s respective past, present or future direct or indirect partners, members, managers, controlling Persons, directors, officers, employees, incorporators, managers, members, agents, or other representatives (including financial advisors, attorneys, accountants and consultants) (or any Affiliates, successors or assigns of any of the foregoing), or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third party beneficiaries of this Section 11.9. For clarity, this Section 11.9 shall not apply to Section 2.13, which shall be enforceable by the Stockholder Representative in its entirety against the Company Securityholders.

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11.10            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the Buyer (in the case of an assignment by the Stockholder Representative) or the Stockholder Representative (in the case of an assignment by the Parent Guarantor, Buyer or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Notwithstanding the foregoing, the Parent Guarantor, Buyer and Merger Sub may assign their rights and obligations under this Agreement (i) to any of their Affiliates, and (ii) as collateral security under any credit facility of the Parent Guarantor, Buyer or any of the Buyer’s Affiliates for their respective obligations thereunder; provided, that no such assignment shall relieve the Parent Guarantor, Buyer or Merger Sub of any of its obligations hereunder. Subject to the foregoing sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.11            Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to one gender include all genders. The terms “including”, “includes”, “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to.” The terms “herein”, “hereunder”, “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The term “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any reference in this Agreement to “made available,” “provided to,” or “delivered” to the Buyer or words of similar import means a document that was provided or made available at least one (1) Business Day prior to the date hereof in the Data Room to which the Buyer and its Representatives had access. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement (and the other documents entered into in connection herewith) are in U.S. Dollars, all amounts owing under this Agreement and such other documents shall be paid in U.S. Dollars and non- capitalized accounting terms shall be interpreted in accordance with GAAP.

11.12            WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT AND/OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREUNDER.

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11.13            Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in the State of Delaware. The parties each agree to the exclusive jurisdiction of any state or federal court within Delaware, with respect to any claim or cause of action arising under or relating to this Agreement and/or the transactions contemplated hereunder, and waives personal service of any and all process upon it, and agrees that notice to such party as provided in Section 11.2 shall constitute sufficient service of process, and service so made shall be deemed to be completed when received. The parties each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the parties to serve legal process in any other manner permitted by Law.

11.14            Publicity. At any time on or after the Closing Date, the Buyer and/or Parent Guarantor may issue a press release containing accurate, factual information relating to this Agreement and the transactions contemplated hereby so long as such press release does not (x) name or make reference to any current or former officer or director or Company Securityholder (unless such Person has consented to being named or referenced in such press release) or (y) use any trademark of any of the foregoing. Other than disclosure of information that is consistent with disclosures in such press release, no party (or Affiliate thereof) shall issue or make any public release or announcement relating to the transactions contemplated hereby without the prior written consent of the other parties (which consent shall not be unreasonably delayed, conditioned or withheld), and the parties agree to keep the terms of this Agreement confidential, except: (i) to the extent required by applicable securities exchange rules or regulations or any other Law or Order (in which case such required Person shall allow the non-disclosing party a reasonable opportunity to comment on such release or announcement in advance of such issuance) or for financial or Tax reporting purposes; and (ii) disclosure of the terms hereof to such party’s accountants, legal advisors, lenders, creditors and other representatives as necessary in the ordinary conduct of its business. Notwithstanding the foregoing, at any time on or after the Closing Date, the Buyer and its Affiliates (including the Parent Guarantor), as applicable, shall be permitted to: (a) disclose the execution of this Agreement on their websites and otherwise in the ordinary course of business, (b) disclose the consummation of the transactions contemplated hereby on their websites and otherwise in the ordinary course of business, (c) make announcements from time to time to its employees to facilitate the transactions contemplated hereby and (d) following the issuance of the initial press release or initial investor presentation, discuss this Agreement and the transactions contemplated hereby in meetings, discussions, presentations and conference calls with investors and analysts without the prior written consent of any party to the extent such meetings, discussions or conference calls do not otherwise disclose any material non-public terms of this Agreement or the transactions contemplated hereby not contained in the initial press release or initial investor presentation. Notwithstanding anything herein to the contrary, following Closing, (i) the Stockholder Representative shall be permitted to disclose information to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to customary confidentiality obligations with respect thereto (including permitting institutional investors to disclose appropriate information to their investors and potential investors), and (ii) after the public announcement of the Merger, the Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof. The current and former officers and directors of the Company and the Company Securityholders are the intended third-party beneficiaries of this Section 11.14.

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11.15          Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

11.16          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

11.17          Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

11.18          Legal Representation.

(a)            Buyer, Parent Guarantor and the Surviving Corporation hereby acknowledge that Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”) has acted as counsel to the Company prior to the transactions contemplated by this Agreement, as well as in connection with the transactions contemplated hereby, and that the form of the transaction as a merger may result in Buyer inheriting the attorney-client relationship and the rights pertaining thereto that currently exist between the Company and Arnold & Porter. Buyer, Parent Guarantor and the Surviving Corporation agree that (a) they will not seek to disqualify Arnold & Porter from acting and continuing to act as counsel to the Stockholder Representative and/or any or all of the Company Securityholders (collectively, the “Seller Group”) in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement or any Ancillary Document and (b) following consummation of the transactions contemplated by this Agreement, Arnold & Porter (or any of its respective successors) may serve as counsel to the Seller Group, and Buyer, Parent Guarantor and the Surviving Corporation agree not to assert any attorney-client privilege with respect to any communications between Arnold & Porter and any officer, securityholder, director or employee of the Company relating to the Agreement or the transactions contemplated hereby; provided that, the foregoing shall not limit or otherwise affect the Surviving Corporation’s right to assert attorney-client privilege with respect to any such communication against any Person other than any officer, securityholder, director or employee of the Company.

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(b)            In addition, the Buyer agrees that (x) all communications prior to the Effective Time among any member of the Seller Group, the Company, any of their respective Affiliates, directors, officers, employees or advisors and Arnold & Porter that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the transactions contemplated by this Agreement (the “Protected Company Communications”), will be deemed to be privileged and confidential communications, (y) all rights to such Protected Company Communications, the expectation of client confidentiality and the control of the confidentiality and privilege applicable thereto belong to and will be retained by the Seller Group, and (z) to the extent the Buyer or any of its Affiliates (including the Surviving Corporation after the Closing) should discover in its possession after the Closing any communications that constitute Protected Company Communications (based on a plain reading by a reasonable person of such communications), it will take commercially reasonable steps to preserve the confidentiality thereof. As to any such Protected Company Communications prior to the Closing Date, the Buyer and the Company, together with any of their respective Affiliates, subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any Protected Company Communications in any action against or involving any of the Seller Group or Arnold & Porter after the Closing. The Protected Company Communications may be used by the Seller Group and/or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby.

11.19            Parent Guarantee. The Parent Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to the Company, Stockholder Representative and Company Securityholders (and the Company Securityholders are express third party beneficiaries hereof), the due and punctual payment, observance, performance, and discharge of each of the obligations of Buyer and Merger Sub set forth in this Agreement and any Ancillary Document. The Parent Guarantor hereby waives any and all defenses it may have, including under Law, other than defenses available to Buyer and Merger Sub under this Agreement or any applicable Ancillary Document. Parent Guarantor hereby represents and warrants to the Company, the Stockholder Representative and the Company Securityholders that (a) Parent Guarantor has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Parent Guarantor and, assuming due execution and delivery by Company and the Stockholder Representative, constitutes a legal, valid and binding agreement of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies, (c) there is no Proceeding pending or, to the knowledge of the Parent Guarantor, threatened against the Parent Guarantor that questions the validity of this Agreement or that would impair the ability of the Parent Guarantor to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, and (d) the Parent Guarantor has not dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other. Notwithstanding anything herein to the contrary, the guarantee set forth in this Section 11.19 shall terminate, and Parent Guarantor shall be fully released from all obligations under this Agreement, upon Buyer and Merger Sub fulfilling all of their payment obligations under this Agreement, including under Section 2.12.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

REPRINTS DESK, INC.

By:	/s/ Roy W. Olivier
Name:	Roy W. Olivier
Title:	Chief Executive Officer

MERGER SUB:

RESEARCH SOLUTIONS ACQUISITION CORP 1

By:	/s/ Roy W. Olivier
Name:	Roy W. Olivier
Title:	Chief Executive Officer

PARENT GUARANTOR:

RESEARCH SOLUTIONS, INC.

By:	/s/ Roy W. Olivier
Name:	Roy W. Olivier
Title:	Chief Executive Officer

COMPANY:

RESOLUTE INNOVATION, INC.

By:	/s/ Steve Goldstein
Name:	Steve Goldstein
Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]